EXECUTION COPY







                          AGREEMENT AND PLAN OF MERGER

                          dated as of December 20, 1999

                                 by and between

                    The Interpublic Group of Companies, Inc.

                                       and

                               NFO Worldwide, Inc.

                                    ARTICLE I

                                   THE MERGER

SECTION  1.1          The Merger........................................................................1
SECTION  1.2          Effective Time....................................................................1
SECTION  1.3          Closing of the Merger.............................................................2
SECTION  1.4          Effects of the Merger.............................................................2
SECTION  1.5          Certificate of Incorporation and Bylaws...........................................2
SECTION  1.6          Directors.........................................................................2
SECTION  1.7          Officers..........................................................................2

                          ARTICLE II

                   CONVERSION OF SECURITIES

SECTION  2.1          Conversion of Securities..........................................................2
SECTION  2.2          Stock Options and Other Stock Plans...............................................4
SECTION  2.3          Exchange Fund.....................................................................5
SECTION  2.4          Exchange Procedures...............................................................5
SECTION  2.5          Distributions with Respect to Unsurrendered Certificates..........................6
SECTION  2.6          No Further Ownership Rights.......................................................6
SECTION  2.7          No Fractional Shares of Parent Common Stock.......................................6
SECTION  2.8          Termination of Exchange Fund......................................................7
SECTION  2.9          No Liability......................................................................7
SECTION  2.10         Investment of the Exchange Fund...................................................7
SECTION  2.11         Lost Certificates.................................................................7
SECTION  2.12         Withholding Rights................................................................7
SECTION  2.13         Stock Transfer Books..............................................................8
SECTION  2.14         Affiliates........................................................................8

                          ARTICLE III

         REPRESENTATIONS AND WARRANTIES OF THE COMPANY

SECTION  3.1          Organization and Qualification; Subsidiaries......................................8
SECTION  3.2          Capitalization of the Company and Its Subsidiaries................................9
SECTION  3.3          Authority Relative to This Agreement.............................................10
SECTION  3.4          SEC Reports; Financial Statements................................................11
SECTION  3.5          No Undisclosed Liabilities.......................................................11
SECTION  3.6          Absence of Changes...............................................................11
SECTION  3.7          Information Supplied.............................................................13
SECTION  3.8          Consents and Approvals; No Violations............................................13
SECTION  3.9          No Default.......................................................................14
SECTION  3.10         Real Property....................................................................14
SECTION  3.11         Litigation.......................................................................15
SECTION  3.12         Company Permits; Compliance with Applicable Laws.................................16
SECTION  3.13         Employee Benefit Plans; ERISA....................................................16
SECTION  3.14         Labor Matters....................................................................19
SECTION  3.15         Environmental Matters............................................................20
SECTION  3.16         Taxes............................................................................21
SECTION  3.17         Absence of Questionable Payments.................................................22
SECTION  3.18         Material Contracts...............................................................23
SECTION  3.19         Insurance Matters................................................................24
SECTION  3.20         Intellectual Property............................................................24
SECTION  3.21         Year 2000........................................................................25
SECTION  3.22         Opinion of Financial Advisor.....................................................26
SECTION  3.23         Brokers..........................................................................26
SECTION  3.24         Accounting Matters; Tax Treatment................................................26
SECTION  3.25         Takeover Statutes, etc...........................................................26
SECTION  3.26         Amendment to the Company Rights Agreement........................................27
SECTION  3.27         InsightExpress, L.L.C............................................................27

                          ARTICLE IV

           REPRESENTATIONS AND WARRANTIES OF PARENT

SECTION  4.1          Organization.....................................................................27
SECTION  4.2          Capitalization of Parent.........................................................28
SECTION  4.3          Authority Relative to This Agreement.............................................28
SECTION  4.4          SEC Reports; Financial Statements................................................29
SECTION  4.5          No Undisclosed Liabilities.......................................................29
SECTION  4.6          Absence of Certain Changes or Events.............................................30
SECTION  4.7          Information Supplied.............................................................30
SECTION  4.8          Consents and Approvals; No Violations............................................30
SECTION  4.9          Compliance with Applicable Laws..................................................31
SECTION  4.10         Brokers..........................................................................31
SECTION  4.11         Accounting Matters; Tax Treatment................................................31
SECTION  4.12         Litigation.......................................................................31
SECTION  4.13         Material Contracts...............................................................32

                           ARTICLE V

           COVENANTS RELATED TO CONDUCT OF BUSINESS

SECTION  5.1          Conduct of Business of the Company...............................................32
SECTION  5.2          Conduct of Business of Parent....................................................35
SECTION  5.3          Access to Information............................................................35

                          ARTICLE VI

                     ADDITIONAL AGREEMENTS

SECTION  6.1          Preparation of S-4 and the Proxy Statement.......................................36
SECTION  6.2          Letter of Accountants............................................................36
SECTION  6.3          Meeting..........................................................................37
SECTION  6.4          Reasonable Best Efforts..........................................................37
SECTION  6.5          Acquisition Proposals............................................................38
SECTION  6.6          Public Announcements.............................................................40
SECTION  6.7          Indemnification; Directors' and Officers' Insurance..............................40
SECTION  6.8          Notification of Certain Matters..................................................40
SECTION  6.9          Pooling..........................................................................41
SECTION  6.10         Employee Matters.................................................................41
SECTION  6.11         Affiliate Letters................................................................42
SECTION  6.12         SEC Filings......................................................................42
SECTION  6.13         Fees and Expenses................................................................43
SECTION  6.14         Listing of Stock.................................................................43
SECTION  6.15         Antitakeover Statutes............................................................43
SECTION  6.16         Rule 144 Reporting...............................................................43

                          ARTICLE VII

           CONDITIONS TO CONSUMMATION OF THE MERGER

SECTION  7.1          Conditions to Each Party's Obligations to Effect the Merger......................44
SECTION  7.2          Conditions to the Obligations of Parent..........................................44
SECTION  7.3          Conditions to the Obligations of the Company.....................................45

                         ARTICLE VIII

                TERMINATION; AMENDMENT; WAIVER

SECTION  8.1          Termination by Mutual Agreement..................................................46
SECTION  8.2          Termination by Either Parent or the Company......................................46
SECTION  8.3          Termination by the Company.......................................................46
SECTION  8.4          Termination by Parent............................................................47
SECTION  8.5          Effect of Termination and Abandonment............................................47
SECTION  8.6          Amendment........................................................................48
SECTION  8.7          Extension; Waiver................................................................48

                          ARTICLE IX

                         MISCELLANEOUS

SECTION  9.1          Nonsurvival of Representations and Warranties....................................49
SECTION  9.2          Entire Agreement; Assignment.....................................................49
SECTION  9.3          Notices..........................................................................49
SECTION  9.4          Governing Law....................................................................50
SECTION  9.5          Descriptive Headings.............................................................50
SECTION  9.6          Parties in Interest..............................................................50
SECTION  9.7          Severability.....................................................................50
SECTION  9.8          Enforcement; Jurisdiction........................................................51
SECTION  9.9          Counterparts.....................................................................51
SECTION  9.10         Interpretation...................................................................51
SECTION  9.11         Definitions......................................................................52

                            Glossary of Defined Terms

Defined Terms                                                          Section

Acquisition Proposal..................................................9.11(a)
Antitrust Law..........................................................6.4(b)
APB 16.................................................................6.9(a)
Assumed Stock Option...................................................2.2(a)
Audit Date................................................................3.6
Average Parent Stock Price.............................................2.1(c)
beneficial ownership..................................................9.11(b)
beneficially own......................................................9.11(b)
Capitalization Date....................................................3.2(a)
Certificate of Merger.....................................................1.2
Certificates..............................................................2.4
Closing...................................................................1.3
Closing Date..............................................................1.3
Code.................................................................Recitals
Company........................................Preamble, Exhibit A, Exhibit B
Company Agreements.....................................................3.8(b)
Company Benefit Plans.................................................3.13(a)
Company Board..........................................................3.3(a)
Company Common Stock...................................................2.1(c)
Company Disclosure Schedule.......................................Article III
Company Financial Advisor................................................3.22
Company Option Plans...................................................2.2(a)
Company Permits..........................................................3.12
Company Required Approvals.............................................3.8(a)
Company Rights Agreement...............................................3.2(a)
Company SEC Reports....................................................3.4(a)
Company Shares...........................................Exhibit A, Exhibit B
Company Stock Option...................................................2.2(a)
Company Stockholder Meeting...............................................6.3
Computer Programs........................................................3.21
DGCL......................................................................1.1
DOJ....................................................................6.4(b)
Effective Time............................................................1.2
Environmental Law.....................................................3.15(a)
ERISA.................................................................3.13(a)
Exchange Act...........................................................3.4(a)
Exchange Agent.........................................................2.3(a)
Exchange Fund..........................................................2.3(b)
Exchange Ratio.........................................................2.1(c)
Expenses.................................................................6.13
FTC....................................................................6.4(b)
GAAP...................................................................3.4(b)
Governmental Entity....................................................3.8(a)
Hazardous Material....................................................3.15(a)
HSR Act................................................................3.8(a)
Indemnified Parties....................................................6.7(a)
Intellectual Property....................................................3.20
IX, LLC..................................................................3.27
know..................................................................9.11(c)
knowledge.............................................................9.11(c)
Law.......................................................................3.9
Lien...................................................................3.2(b)
Manager................................................................3.6(i)
Master Investors Rights Agreement........................................3.27
Material Adverse Effect...............................................9.11(d)
Material Contracts....................................................3.18(a)
Measurement Period.....................................................2.1(c)
Merger..............................................1.1, Exhibit A, Exhibit B
Merger Agreement.........................................Exhibit A, Exhibit B
Merger Consideration...................................................2.1(c)
Merger Sub................................................................1.1
NYSE...................................................................2.1(c)
Option Agreement.....................................................Recitals
Parent......................................1. Preamble, Exhibit A, Exhibit B
Parent Board...........................................................4.3(b)
Parent Common Stock....................................................2.1(c)
Parent Disclosure Schedule.........................................Article IV
Parent Preferred Stock.................................................4.2(a)
Parent Required Approvals..............................................4.8(a)
Parent SEC Reports.....................................................4.4(a)
Parent Shares............................................Exhibit A, Exhibit B
PBGC..................................................................3.13(d)
person................................................................9.11(e)
pooling of interests...................................................6.9(a)
Preferred Stock........................................................3.2(a)
Proxy Statement...........................................................3.7
Real Property Leases..................................................3.10(b)
Release...............................................................3.15(a)
Required Company Vote..................................................3.3(b)
Rights...................................................................3.26
Rule 145............................................................Exhibit A
S-4.......................................................................3.7
SEC..................................................................Recitals
Securities Act................................................2.14, Exhibit A
Share Issuance............................................................3.7
Shares.................................................................2.1(c)
subsidiary............................................................9.11(f)
Superior Proposal......................................................6.5(a)
Surviving Corporation.....................................................1.1
Takeover Statutes........................................................3.25
Tax Returns...........................................................3.16(h)
Taxes.................................................................3.16(h)
Termination Date.......................................................8.2(a)
Termination Notice.....................................................2.1(c)
Top-Up Intent Notice...................................................2.1(c)
Voting Shares..........................................................3.3(b)
Walk-Away Price........................................................2.1(c)
Year 2000 Plan........................................................3.21(c)

                          AGREEMENT AND PLAN OF MERGER

     THIS AGREEMENT AND PLAN OF MERGER, dated as of December 20, 1999 is between The Interpublic Group of Companies, Inc., a Delaware corporation ("Parent"), and NFO Worldwide, Inc., a Delaware corporation (the "Company").

     WHEREAS, the respective Boards of Directors of Parent and the Company have each determined that this Agreement and the transactions contemplated hereby, including the Merger (as defined in Section 1.1), are advisable and fair to, and in the best interests of, their respective stockholders;

     WHEREAS, for United States federal income tax purposes, it is intended that the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code");

     WHEREAS, for accounting purposes, it is intended that the Merger be accounted for as a "pooling of interests" under APB 16 (as defined in Section 6.9(a)) and the applicable rules and regulations of the Securities and Exchange Commission (the "SEC"); and

     WHEREAS, in order to induce Parent to enter into this Agreement, and as a condition to its doing so, the Company is simultaneously entering into a stock option agreement (the "Option Agreement") with Parent, pursuant to which the Company is granting Parent an option to purchase shares of Company Common Stock (as hereinafter defined) exercisable under certain circumstances.

     NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements herein contained, and intending to be legally bound hereby, the Company and Parent hereby agree as follows:

                                   Article I

                                   THE MERGER

     SECTION 1.1 The Merger. At the Effective Time (as defined in Section 1.2), upon the terms and subject to the conditions of this Agreement and in accordance with the Delaware General Corporation Law (the "DGCL"), a newly formed wholly owned subsidiary of Parent, to be incorporated in Delaware ("Merger Sub"), shall be merged with and into the Company (the "Merger"). Following the Merger, the Company shall continue as the surviving corporation (the "Surviving Corporation") and shall continue its corporate existence under the DGCL, and the separate corporate existence of Merger Sub shall cease. If Parent so elects, and such election would not prevent satisfaction of the conditions set forth in
Section 7.2(d) or 7.3(d), the Merger shall instead be structured so that the Company shall be merged with and into Merger Sub, with Merger Sub continuing as the Surviving Corporation.

     SECTION 1.2 Effective Time. Subject to the conditions of this Agreement, Parent and the Company shall cause the Merger to be consummated by filing a certificate of merger complying with the DGCL with the Secretary of State of the State of Delaware (the "Certificate of Merger"), as soon as practicable on or after the Closing Date (as defined in Section 1.3). The Merger shall become effective upon such filing or at such time thereafter as the parties shall agree and as shall be provided in the Certificate of Merger (the "Effective Time").

     SECTION 1.3 Closing of the Merger. The closing of the Merger (the "Closing") will take place at a time and on a date (the "Closing Date") to be specified by Parent, which shall be no later than the tenth business day after satisfaction or waiver of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions), at the offices of Cleary, Gottlieb, Steen & Hamilton, One Liberty Plaza, New York, New York 10006, unless another time, date or place is agreed to in writing by the parties hereto.

     SECTION 1.4 Effects of the Merger. The Merger shall have the effects set forth in the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the properties, rights, privileges, immunities, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities, obligations and duties of the Company and Merger Sub shall become the debts, liabilities, obligations and duties of the Surviving Corporation.

     SECTION 1.5 Certificate of Incorporation and Bylaws. The Certificate of Incorporation of the Company in effect immediately prior to the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation, until amended in accordance with such Certificate of Incorporation and the DGCL. The Bylaws of Merger Sub in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation, until amended in accordance with such Bylaws, the Certificate of Incorporation and the DGCL.

     SECTION 1.6 Directors. The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation and the board of the Surviving Corporation shall be expanded by one member, which position will be filled by William E. Lipner, each director to hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation until their respective death, resignation, or removal or until their respective successors are duly elected and qualified.

     SECTION 1.7 Officers. The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation until successors are duly elected or appointed and qualified.

                                   Article II

                            CONVERSION OF SECURITIES

     SECTION 2.1 Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of any of the parties hereto or any holder of any securities of the Company or Merger Sub:

     (a) Securities of Merger Sub. The issued and outstanding securities of Merger Sub shall remain issued, outstanding and unchanged as validly issued, fully paid and nonassessable securities of the Surviving Corporation.

     (b) Cancellation of Treasury Shares and Parent-Owned Shares. Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time that is owned by the Company or Parent or any of their respective wholly owned subsidiaries (other than shares in trust accounts, managed accounts, custodial accounts and the like that are beneficially owned by third parties) shall automatically be cancelled and shall cease to exist, and no consideration shall be delivered or deliverable in exchange therefor.

     (c) Conversion of Company Common Stock. Each share of common stock, par value $.01 per share, of the Company ("Company Common Stock") (including the associated Rights (as defined in the Company Rights Agreement referred to in Section 3.2(a)) issued and outstanding immediately prior to the Effective Time (individually, a "Share" and collectively, the "Shares") (other than Shares to be cancelled in accordance with Section 2.1(b)), shall be converted into and be exchangeable for the right to receive a fraction (rounded to the nearest ten thousandth and rounded up in the case of five one-hundred thousandths) of a fully paid and non-assessable share of common stock, par value $.01 per share, of Parent ("Parent Common Stock"), such fraction to be in the ratio provided below (the "Exchange Ratio"). If the Average Parent Stock Price (as hereinafter defined) is:

     (i) greater than $66.70, the Exchange Ratio shall be fixed at .3898;

     (ii) equal to or greater than $49.30 but less than or equal to $66.70, the Exchange Ratio shall be $26.00 divided by the Average Parent Stock Price; or

     (iii) less than $49.30, the Exchange Ratio shall be fixed at .5274;

provided that if the Average Parent Stock Price is less than $46.40 (the "Walk-Away Price"), the Company shall have the right to give telephonic notice to Parent (a "Termination Notice"), followed promptly by written notice, that the Company elects to terminate this Agreement in accordance with Section 8.3(b) hereof. Any Termination Notice shall be delivered to Parent no later than 5:00 p.m. New York City time on the second business day following the last day of the Measurement Period (as hereinafter defined). If the Company delivers a timely Termination Notice, Parent shall have the right to give telephonic notice to the Company (the "Top-Up Intent Notice"), followed promptly by written notice, that Parent elects to increase the Exchange Ratio to equal $26.00 divided by the Average Parent Stock Price. Any Top-Up Intent Notice shall be delivered to the Company no later than 5:00 p.m. New York City time on the fourth business day following the last day of the Measurement Period. As used herein, the "Average Parent Stock Price" shall mean the average of the per share closing prices of Parent Common Stock (rounded to the nearest ten thousandth and rounded up in the case of five one-hundred thousandths) on The New York Stock Exchange, Inc. ("NYSE") (as reported in the New York City Edition of The Wall Street Journal or, if not reported thereby, another nationally recognized source) during the ten consecutive trading day period (the "Measurement Period") ending on the sixth trading day prior to the Effective Time. All shares of Parent Common Stock issued pursuant to this Section 2.1(c), together with any cash in lieu of fractional shares of Parent Common Stock to be paid pursuant to Section 2.7, are referred to herein as the "Merger Consideration".

     (d) Certain Adjustments. If between the date of this Agreement and the Effective Time the outstanding shares of Parent Common Stock shall have been changed into a different number of shares or a different class by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares or any similar event, the amount of shares of Parent Common Stock constituting the Exchange Ratio and the Walk-Away Price shall be correspondingly adjusted to reflect such stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares or such similar event.

     SECTION 2.2 Stock Options and Other Stock Plans. (a) As soon as practicable following the date of this Agreement, Parent and the Company (or, if appropriate, the Board of Directors of the Company or any committee of the Board of Directors of the Company administering Company's Stock Option Plan, Directors' Stock Option Plan and Consultant's Plan (collectively, the "Company Option Plans")) shall take such action as may be required or desirable (including the obtaining of all applicable consents) to effect the following provisions of this Section 2.2(a). As of the Effective Time (or, in the case of any person subject to Section 16 of the Exchange Act (as hereinafter defined) as of the later of the Effective Time and the first day after which such person would have no liability under Section 16(b)) each option to purchase Shares pursuant to the Company Stock Plans (a "Company Stock Option") which is then outstanding shall be converted into an option (or a new substitute option shall be granted) (an "Assumed Stock Option") to purchase the number of shares of Parent Common Stock (rounded up to the nearest whole share) equal to (x) the number of Shares subject to such option multiplied by (y) the Exchange Ratio, at an exercise price per share of Parent Common Stock (rounded down to the nearest penny) equal to (A) the former exercise price per share of Company Common Stock under such option immediately prior to the Effective Time divided by (B) the Exchange Ratio; provided, however, that in the case of any Company Stock Option to which Section 421 of the Code applies by reason of its qualification under
Section 422 of the Code, the conversion formula shall be adjusted, if necessary, to comply with Section 424(a) of the Code. Except as provided above, the Assumed Stock Option shall be subject to the same terms and conditions (including expiration date, exercise, acceleration and vesting provisions) as were applicable to the converted Company Stock Option immediately prior to the Effective Time; provided, that the Parent Board (as hereinafter defined) or a committee thereof shall succeed to the authority and responsibility of the Company Board (as hereinafter defined) or any committee thereof. Parent shall use its reasonable best efforts to cause the grant of the Assumed Stock Options to be exempt acquisitions for purposes of Section 16 of the Exchange Act.

     (b) As soon as practicable after the Effective Time, Parent shall deliver to the holders of Company Stock Options appropriate notices setting forth such holders' rights pursuant to the respective Company Option Plans and the agreements evidencing the grants of such Company Stock Options and that such Company Stock Options and agreements shall continue in effect on the same terms and conditions (subject to the adjustments required by this Section 2.2). Parent shall comply with the terms of the Company Option Plans and the agreements evidencing the grants of such Company Stock Options.

     (c) Parent shall take such actions as are reasonably necessary for the conversion of the Company Option Plans or the Company Stock Options pursuant to this Section 2.2, including the reservation, issuance and listing of Parent Common Stock as is necessary to effectuate the transactions contemplated by this
Section 2.2. Parent shall prepare and file with the SEC a registration statement on Form S-8, to become effective within seven days following the Closing, or other appropriate form with respect to shares of Parent Common Stock subject to the Assumed Stock Options and to maintain the effectiveness of such registration statement or registration statements covering such Assumed Stock Options (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such Assumed Stock Options remain outstanding.

     SECTION 2.3 Exchange Fund. (a) Prior to the Effective Time, Parent shall appoint a commercial bank or trust company reasonably acceptable to the Company to act as exchange agent hereunder for the purpose of exchanging Shares for the Merger Consideration (the "Exchange Agent").

     (b) At or prior to the Effective Time, Parent shall deposit, or cause to be deposited, with the Exchange Agent, in trust for the benefit of holders of Shares, certificates representing the Parent Common Stock issuable pursuant to
Section 2.1 in exchange for outstanding Shares. Parent agrees to make available to the Exchange Agent, from time to time as needed, cash sufficient to pay cash in lieu of fractional shares pursuant to Section 2.7 and any dividends and other distributions pursuant to Section 2.5. Any cash and certificates of Parent Common Stock deposited with the Exchange Agent pursuant to this Section 2.3(b) shall hereinafter be referred to as the "Exchange Fund."

     SECTION 2.4 Exchange Procedures. As soon as reasonably practicable after the Effective Time, the Surviving Corporation shall cause the Exchange Agent to mail to each holder of a certificate or certificates which immediately prior to the Effective Time represented outstanding Shares (the "Certificates") (i) a form of letter of transmittal (which shall specify that delivery shall be effective, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent, and which letter shall be in customary form and have such other provisions as Parent may reasonably specify) and (ii) instructions for effecting the surrender of such Certificates in exchange for the applicable Merger Consideration. Upon surrender of a Certificate to the Exchange Agent together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificate shall be entitled to receive in exchange therefor (A) shares of Parent Common Stock representing, in the aggregate, the whole number of shares that such holder has the right to receive pursuant to Section 2.1 (after taking into account all Shares then held by such holder) and (B) a check in the amount equal to the cash that such holder has the right to receive pursuant to the provisions of this Article II, including cash in lieu of any fractional shares of Parent Common Stock pursuant to Section 2.7 and any dividends and other distributions pursuant to Section 2.5. No interest will be paid or will accrue on any cash payable pursuant to this Article II. In the event of a transfer of ownership of Company Common Stock which is not registered in the transfer records of the Company, shares of Parent Common Stock evidencing, in the aggregate, the proper number of shares of Parent Common Stock, a check in the proper amount of cash in lieu of any fractional shares of Parent Common Stock pursuant to Section 2.7 and any dividends or other distributions to which such holder is entitled pursuant to Section 2.5, may be issued with respect to such Shares to such a transferee if the Certificate representing such Shares is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer Taxes (as hereinafter defined) have been paid.

     SECTION 2.5 Distributions with Respect to Unsurrendered Certificates. From and after the Effective Time and until surrendered in accordance with the provisions of this Article II, each Certificate (other than Certificates for Shares to be cancelled pursuant to Section 2.1(b)) shall represent for all purposes solely the right to receive, in accordance with the terms hereof, the Merger Consideration. No dividends or other distributions declared or made with respect to shares of Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate representing Shares of Company Common Stock with respect to the shares of Parent Common Stock that such holder would be entitled to receive upon surrender of such Certificate and no cash payment in lieu of fractional shares of Parent Common Stock shall be paid to any such holder pursuant to Section 2.7 until such holder shall surrender such Certificate in accordance with Section 2.4. Subject to the effect of applicable Laws (as defined in Section 3.9), following surrender of any such Certificate, there shall be paid to such holder of shares of Parent Common Stock issuable in exchange therefor, without interest, (a) the amount of any cash payable in lieu of fractional shares of Parent Common Stock to which such holder is entitled pursuant to Section 2.7, to be paid promptly after the time of such surrender, and (b) with respect to any dividends or other distributions payable with respect to such whole number of shares with a record date after the Effective Time, the amount of such dividends or other distributions to be paid promptly after the later of (x) the time of such surrender and (y) the payment date for such dividends or other distributions.

     SECTION 2.6 No Further Ownership Rights. All shares of Parent Common Stock issued and cash paid upon conversion of the Shares in accordance with the terms of this Article II (including any cash paid pursuant to Sections 2.5 and 2.7) shall be deemed to have been issued or paid in full satisfaction of all rights pertaining to the Shares.

     SECTION 2.7 No Fractional Shares of Parent Common Stock. (a) No certificates or scrip of shares of Parent Common Stock representing fractional shares of Parent Common Stock or book-entry credit of the same shall be issued upon the surrender for exchange of Certificates and such fractional share interests will not entitle the owner thereof to vote or to have any rights of a shareholder of Parent or a holder of shares of Parent Common Stock.

     (b) Notwithstanding any other provision of this Agreement, each holder of Shares exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Parent Common Stock (after taking into account all Certificates delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to the product of (i) such fractional part of a share of Parent Common Stock multiplied by (ii) the closing price (as reported in the New York City edition of The Wall Street Journal or, if not reported thereby, another nationally recognized source) for a share of Parent Common Stock on the date of the Effective Time. As promptly as practicable after the determination of the aggregate amount of cash to be paid to holders of fractional interests, the Exchange Agent shall notify Parent and Parent shall deposit such amount with the Exchange Agent and shall cause the Exchange Agent to forward payments to such holders of fractional interests subject to and in accordance with the terms hereof.

     SECTION 2.8 Termination of Exchange Fund. Any portion of the Exchange Fund (including any income or proceeds thereof or of any investments thereof) which remains undistributed to the holders of Certificates for one year after the Effective Time shall be delivered to Parent or otherwise on the instruction of Parent, and any holders of the Certificates who have not theretofore complied with this Article II shall thereafter look only to the Surviving Corporation and Parent (subject to abandoned property, escheat and similar laws) for the Merger Consideration exchangeable for such Certificates to which such holders are entitled, any cash in lieu of fractional shares of Parent Common Stock to which such holders are entitled pursuant to Section 2.7 and any dividends or distributions with respect to shares of Parent Common Stock to which such holders are entitled pursuant to Section 2.5, without any interest on any thereof. Any such portion of the Exchange Fund remaining unclaimed by holders of Shares two years after the Effective Time (or such earlier date as shall be immediately prior to such date as such securities or amounts would otherwise escheat to or become property of any Governmental Entity (as defined in Section 3.8)) shall, to the extent permitted by Law, become the property of Parent, free and clear of any claims or interest of any person previously entitled thereto.

     SECTION 2.9 No Liability. None of Parent, Merger Sub, the Company, the Surviving Corporation or the Exchange Agent shall be liable to any person in respect of any Merger Consideration from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

     SECTION 2.10 Investment of the Exchange Fund. The Exchange Agent shall invest any cash included in the Exchange Fund as directed by Parent on a daily basis. Any interest and other income resulting from such investments shall promptly be paid to Parent.

     SECTION 2.11 Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will deliver in exchange for such lost, stolen or destroyed Certificate the applicable Merger Consideration with respect to the Shares formerly represented thereby, any cash in lieu of fractional shares of Parent Common Stock and unpaid dividends and distributions on shares of Parent Common Stock deliverable in respect thereof, pursuant to this Agreement.

     SECTION 2.12 Withholding Rights. Each of the Surviving Corporation and Parent shall be entitled to deduct and withhold from the Merger Consideration otherwise payable pursuant to this Agreement to any holder of Shares of such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code and the rules and regulations promulgated thereunder, or any other Law. To the extent that amounts are so withheld by the Surviving Corporation or Parent, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares in respect to which such deduction and withholding was made by the Surviving Corporation or Parent, as the case may be.

     SECTION 2.13 Stock Transfer Books. The stock transfer books of the Company shall be closed immediately upon the Effective Time and there shall be no further registration of transfers of Shares thereafter on the records of the Company. On or after the Effective Time, any Certificates presented to the Exchange Agent or Parent for any reason shall be converted into the Merger Consideration with respect to the Shares formerly represented thereby, any cash in lieu of fractional shares of Parent Common Stock to which the holders thereof are entitled pursuant to Section 2.7 and any dividends or other distributions to which the holders thereof are entitled pursuant to Section 2.5.

     SECTION 2.14 Affiliates. Notwithstanding anything to the contrary herein, no shares of Parent Common Stock or cash shall be delivered to a person who may be deemed an "affiliate" of the Company in accordance with Section 6.11 hereof for purposes of Rule 145 under the Securities Act of 1933, as amended (the "Securities Act"), or for purposes of qualifying the Merger for "pooling of interests" under APB 16 and the applicable SEC rules and regulations, until such person has executed and delivered to Parent the written agreement contemplated by Section 6.11.

                                  Article III

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     Except as set forth in the section of the disclosure schedule delivered by the Company to Parent prior to the execution of this Agreement (the "Company Disclosure Schedule") that specifically relates to a specified section of this
Article III, the Company hereby represents and warrants to Parent as follows:

     SECTION 3.1 Organization and Qualification; Subsidiaries. (a) Each of the Company and its subsidiaries is a corporation or legal entity duly organized, validly existing and, if applicable, in good standing under the Laws of the jurisdiction of its incorporation and has all requisite corporate, partnership or similar power and authority to own, lease and operate its properties and to carry on its businesses as now conducted and proposed by the Company to be conducted, except when the failure to be duly organized, validly existing and in good standing or to have such power and authority has not had, and should not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

     (b) Section 3.1 of the Company Disclosure Schedule sets forth a list of all subsidiaries of the Company. Except as listed in Section 3.1 of the Company Disclosure Schedule, the Company does not own, directly or indirectly, beneficially or of record, any shares of capital stock or other security of any other entity or any other investment in any other entity.

     (c) Each of the Company and its subsidiaries is duly qualified or licensed and in good standing to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

     (d) The Company has heretofore made available to Parent accurate and complete copies of the articles or certificate of incorporation and bylaws or other similar organizational documents, as currently in effect, of each of the Company and its U.S. subsidiaries.

     SECTION 3.2 Capitalization of the Company and Its Subsidiaries. (a) The authorized capital stock of the Company consists of (i) 60,000,000 shares of Company Common Stock, and (ii) 5,000,000 shares of preferred stock, par value $.01 per share (the "Preferred Stock"), of which 500,000 shares have been designated Series A Preferred Stock. As of December 17, 1999 (the "Capitalization Date"), (i) 22,355,201 shares of Company Common Stock were issued and outstanding; (ii) 3,720,444 shares of Company Common Stock were subject to outstanding options issued pursuant to the Company Option Plans (with an average weighted exercise price of $12.76), options with respect to an additional 539,384 shares of Company Common Stock were authorized, but not yet issued and 4,259,828 shares, in the aggregate, were reserved for issuance upon exercise of such outstanding options and such authorized, but not yet issued, options; (iii) no shares of Company Common Stock were issued and held in the treasury of the Company; and (iv) no shares of Preferred Stock were issued and outstanding. All the outstanding Shares are, and the exercise of outstanding options described in the second sentence of this Section 3.2 will be, when issued in accordance with the terms thereof, duly authorized, validly issued, fully paid and non-assessable. Except as set forth in Section 3.2 of the Company Disclosure Schedule, since the Capitalization Date, there have been no issuances of shares of the capital stock or other securities of the Company and of options, warrants and rights with respect to shares of Company Common Stock or other securities of the Company, other than issuances of shares of Company Common Stock pursuant to options outstanding on the Capitalization Date as fully reflected on Section 3.2 of the Company Disclosure Schedule. Except as set forth in Section 3.2 of the Company Disclosure Schedule, and except as set forth above and except for the Company's obligations under the Rights Agreement, dated as of October 5, 1998 (the "Company Rights Agreement"), between the Company and State Street Bank and Trust Company, as rights agent, and except for the transactions contemplated by this Agreement and the Option Agreement, (1) there are no shares of capital stock of the Company authorized, issued or outstanding, (2) there are no authorized or outstanding options, warrants, calls, preemptive rights, subscriptions or other rights, agreements, arrangements or commitments of any character (whether or not conditional) relating to the issued or unissued capital stock of the Company or any of its subsidiaries, obligating the Company or any of its subsidiaries to issue, transfer or sell or cause to be issued, transferred or sold any shares of capital stock or other equity interest in the Company or any of its subsidiaries or securities convertible into or exchangeable for such shares or equity interests, or obligating the Company or any of its subsidiaries to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement, arrangement or commitment and (3) there are no outstanding contractual obligations of the Company or any of its subsidiaries to repurchase, redeem or otherwise acquire any shares or other capital stock of the Company or any of its subsidiaries, or to make any payments based on the market price or value of shares or other capital stock of the Company or any of its subsidiaries, or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in any subsidiary or any other entity other than loans to subsidiaries in the ordinary course of business.

     (b) Except as set forth in Section 3.2 of the Company Disclosure Schedule, all of the outstanding capital stock of the Company's subsidiaries is owned by the Company, directly or indirectly, free and clear of any Lien (as hereinafter defined) or any other limitation or restriction (including any restriction on the right to vote or sell the same, except as may be provided as a matter of
Law), and there are no irrevocable proxies with respect to such capital stock, in each case except for such failures to own and for such proxies that have not had, and would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. For purposes of this Agreement, "Lien" means, with respect to any asset (including, without limitation, any security), any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset.

     SECTION 3.3 Authority Relative to This Agreement. (a) The Company has all necessary corporate power and authority to execute and deliver this Agreement and the Option Agreement and to consummate the transactions contemplated hereby and thereby. The Board of Directors of the Company (the "Company Board") by unanimous vote of those present, has duly and validly authorized the execution, delivery and performance of this Agreement and the Option Agreement and approved the consummation of the transactions contemplated hereby and thereby, and taken all corporate actions required to be taken by the Company Board for the consummation of the transactions, including the Merger, contemplated hereby and thereby and has (i) by resolution approved, and declared advisable, the agreement of merger (within the meaning of Section 251 of the DGCL) contained within this Agreement; (ii) determined that such transactions are advisable and fair to, and in the best interests of, the Company and its stockholders; and
(iii) as of the date hereof, resolved to recommend that the stockholders of the Company approve and adopt such agreement of merger. No other corporate proceedings on the part of the Company are necessary to authorize this Agreement and the Option Agreement or to consummate the transactions contemplated hereby and thereby (other than, with respect to the Merger and the agreement of merger (within the meaning of Section 251 of the DGCL) contained within this Agreement, the Required Company Vote (as hereinafter defined)). This Agreement and the Option Agreement have each been duly and validly executed and delivered by the Company and each constitutes a valid, legal and binding agreement of the Company, enforceable against the Company in accordance with its terms.

     (b) The Company Board has directed that the agreement of merger contained within this Agreement be submitted to the stockholders of the Company for their approval at a meeting to be held for that purpose. The affirmative vote of the holders of a majority of the outstanding voting stock of the Company (which is comprised solely of the Company Common Stock (the "Voting Shares")) (voting as a single class) as of the record date for the Company Stockholders Meeting (as hereinafter defined) (the "Required Company Vote") is the only vote of the holders of any class or series of capital stock of the Company necessary to adopt the agreement of merger contained within this Agreement and approve the Merger. No other vote of the stockholders of the Company is required by law, the articles of incorporation or the by-laws of the Company or otherwise in order for the Company to approve and adopt the agreement of merger contained within this Agreement or to consummate the transactions contemplated hereby, and no vote of stockholders is required to approve the Option Agreement or to consummate the transactions contemplated thereby.

     SECTION 3.4 SEC Reports; Financial Statements. (a) Except as set forth in
Section 3.4 of the Company Disclosure Schedule, the Company has timely filed all required forms, reports and documents with the SEC since January 1, 1997, each of which has complied as to form in all material respects with all applicable requirements of the Securities Act and the Securities Exchange Act of 1934, as amended (the "Exchange Act"), each as in effect on the dates such forms, reports and documents were filed. No subsidiary of the Company has filed, or is required to file, any form, report or other document with the SEC. The Company has heretofore made available to Parent, in the form filed with the SEC (including any amendments thereto), (i) its Annual Reports on Form 10-K for each of the fiscal years ended December 31, 1996, 1997 and 1998; (ii) all definitive proxy statements relating to the Company's meetings of stockholders (whether annual or special) held since January 1, 1996; and (iii) all other reports or registration statements filed by the Company with the SEC since January 1, 1996 and prior to the date hereof (the "Company SEC Reports"). Except as set forth in Section 3.4 of the Company Disclosure Schedule, none of such forms, statements, reports or documents, including, without limitation, any financial statements, exhibits or schedules included or incorporated by reference therein, contained, when filed, any untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

     (b) The audited and unaudited consolidated financial statements of the Company included (or incorporated by reference) in the Company SEC Reports complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto and fairly present in all material respects, in conformity with U.S. generally accepted accounting principles applied on a consistent basis ("GAAP") (except as specifically indicated in the notes thereto), the consolidated financial position of the Company and its consolidated subsidiaries as of the dates thereof and their consolidated results of operations and changes in financial position for the periods then ended (subject, in the case of the unaudited interim financial statements, to normal year-end adjustments that have not been, and will not be, material in amount).

     SECTION 3.5 No Undisclosed Liabilities. Except as set forth in Section 3.5 of the Company Disclosure Schedule or the Company SEC Reports and except for such liabilities and obligations that have not had, and would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, neither the Company nor any of its subsidiaries has any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, and whether or not required to be recorded or reflected on a balance sheet under GAAP, and there is no existing condition, situation or set of circumstances that could reasonably be expected to result in such a liability or obligation.

     SECTION 3.6 Absence of Changes. Except as and to the extent publicly disclosed in the Company SEC Reports or as set forth in Section 3.6 of the Company Disclosure Schedule, since December 31, 1998 (the "Audit Date"), the Company and its subsidiaries have conducted their business in the ordinary and usual course consistent with past practice and there has not been:

     (a) any event, occurrence or development which has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company;

     (b) any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of the Company, or any repurchase, redemption or other acquisition by the Company or any subsidiary of any securities of the Company or of any of its subsidiaries;

     (c) any amendment of (or agreement to amend) any term of any outstanding equity securities of the Company or any subsidiary or any of the securities of the Company or any subsidiary or agreements relating to any of the following: the Revolving Credit Agreement, the Series A Senior Notes, the Series B Senior Notes, the Subordinated Notes or the March 1998 Senior Notes (in each case, as defined and described in the notes to the financial statements included in the Company SEC Reports);

     (d) (i) any incurrence or assumption (or agreement to incur or assume) by the Company or any subsidiary of any indebtedness for borrowed money (A) other than in the ordinary and usual course of business consistent with past practice or (B) in connection with any acquisition or capital expenditure permitted by
Section 5.1, or (ii) any guarantee, endorsement or other incurrence or assumption of (or agreement to guarantee, endorse, incur or assume) any material liability (whether directly, contingently or otherwise) by the Company or any subsidiary for the obligations of any other person (other than any wholly owned subsidiary of the Company), other than in the ordinary and usual course of business consistent with past practice;

     (e) any creation or assumption by the Company or any subsidiary of any Lien on any material asset of the Company or any subsidiary other than in the ordinary and usual course of business consistent with past practice;

     (f) any making of any loan, advance or capital contribution to or investment in any person by the Company or any subsidiary other than (i) any acquisition permitted by Section 5.1, (ii) loans, advances or capital contributions to or investments in wholly owned subsidiaries of the Company or
(iii) loans or advances to employees of the Company or any subsidiary made in the ordinary and usual course of business consistent with past practice;

     (g) (i) any contract or agreement entered into by the Company or any subsidiary on or prior to the date hereof relating to any material acquisition or disposition of any assets or business or (ii) any modification, amendment, assignment, termination or relinquishment by the Company or any subsidiary of any contract, license or other right (including any insurance policy naming it as a beneficiary or a loss payable payee) that has had or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, other than, in the case of (i) and (ii), transactions, commitments, contracts or agreements in the ordinary and usual course of business consistent with past practice and those contemplated by this Agreement;

     (h) any material change in any method of accounting or accounting principles or practice by the Company or any subsidiary, except for any such change required by reason of a change in GAAP or applicable Law (as hereinafter defined); or

     (i) any (i) grant of any severance or termination pay to any director or officer of the Company or any of its subsidiaries or any employee of the Company or any of its subsidiaries whose position is, or is equivalent or senior to, that of a president or managing director ("Manager"), other than in the ordinary course of business consistent with past practice; (ii) entering into of any written employment, deferred compensation, consulting or other similar agreement (or any amendment to any such existing agreement) with any director or officer of the Company or any of its subsidiaries or any Manager, other than in the ordinary course of business consistent with past practice; (iii) increase in benefits payable to any director or officer of the Company or any of its subsidiaries or any Manager under any existing severance or termination pay policies or employment agreements, other than in the ordinary course of business consistent with past practice; or (iv) increase in compensation, bonus or other benefits payable to any director or officer of the Company or any of its subsidiaries or any Manager, other than in the ordinary course of business consistent with past practice or merit increases in salaries at regularly scheduled times in customary amounts consistent with past practices.

     SECTION 3.7 Information Supplied. None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in (i) the registration statement on Form S-4 to be filed with the SEC by Parent in connection with the issuance of Parent Common Stock as required by the terms of this Agreement (the "Share Issuance") pursuant to the Merger (the "S-4"), at the time the S-4 is filed with the SEC and at the time it becomes effective under the Securities Act, will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading or (ii) the proxy statement relating to the Company Stockholder Meeting (as hereinafter defined) to be held in connection with the Merger (including any amendments thereto, the "Proxy Statement") will, at the date mailed to stockholders and at the time of the meeting of stockholders to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If at any time prior to the Effective Time, any event with respect to the Company, its officers and directors or any of its subsidiaries should occur which is required to be described in an amendment of, or a supplement to, the S-4 or the Proxy Statement, the Company shall promptly so advise Parent and such event shall be so described, and such amendment or supplement (which Parent shall have a reasonable opportunity to review) shall be promptly filed with the SEC and, to the extent required by Law, disseminated to the stockholders of the Company. The Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder. Notwithstanding the foregoing, no representation is made in this Section 3.7 as to information provided by Parent for inclusion in the S-4 or the Proxy Statement.

     SECTION 3.8 Consents and Approvals; No Violations. (a) Except for filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the NYSE, the Securities Act, the Exchange Act, state securities or "blue sky" Laws, the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act") and applicable non-U.S. laws with respect to competition, the filing of the Certificate of Merger as required by the DGCL and as otherwise set forth in Section 3.8 to the Company Disclosure Schedule (collectively, the "Company Required Approvals"), no filing with or notice to, and no permit, authorization, consent or approval of, any supranational, national, state, municipal or local court or tribunal or administrative, governmental, quasi-governmental or regulatory body, agency or authority (a "Governmental Entity") is necessary for the execution and delivery by the Company of this Agreement or the Option Agreement or the consummation by the Company of the transactions contemplated hereby or thereby, except where the failure to obtain such permits, authorizations, consents or approvals or to make such filings or give such notice does not have, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

     (b) Neither the execution, delivery and performance of this Agreement or the Option Agreement by the Company nor the consummation by the Company of the transactions contemplated hereby or thereby will (i) conflict with or result in any breach of any provision of the respective articles or certificate of incorporation or bylaws (or similar governing documents) of the Company or any of its subsidiaries, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration of any obligation or the loss of any material benefit, or the creation of any Lien) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which the Company or any of its subsidiaries is a party or by which any of them or any of their respective properties or assets may be bound (collectively, including all amendments, modifications, waivers, supplements and side letters, the "Company Agreements") or (iii) (assuming receipt of all Company Required Approvals) violate any Law applicable to the Company or any of its subsidiaries or any of their respective properties or assets, except, in the case of (ii), as set forth in Section 3.8 of the Company Disclosure Schedule and except, in the case of (ii) or (iii), for violations, breaches or defaults that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

     SECTION 3.9 No Default. Neither the Company nor any of its subsidiaries is in violation in any material respect of any term of (i) its articles or certificate of incorporation, bylaws or other organizational documents, (ii) any agreement or instrument related to indebtedness for borrowed money or any other agreement to which it is a party or by which it is bound, or (iii) any foreign or domestic law, order, writ, injunction, decree, ordinance, award, stipulation, statute, judicial or administrative doctrine, rule or regulation entered by a Governmental Entity ("Law") applicable to the Company, any of its subsidiaries or any of their respective properties or assets, except in the case of (ii) or
(iii), for violations that have not had and would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

     SECTION 3.10 Real Property. (a) Each of the Company and its subsidiaries has good and marketable title to each parcel of real property owned by it free and clear of all Liens, except (i) Liens for Taxes and general and special assessments not in default and payable without penalty and material interest,
(ii) other Liens which do not materially interfere with the Company's or any of its subsidiaries' use and enjoyment of such real property or materially detract from or diminish the value thereof and (iii) Liens that have not had, and would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

     (b) Each of the leases, subleases and other agreements (the "Real Property Leases") under which the Company or any of its subsidiaries uses or occupies or has the right to use or occupy, now or in the future, any real property constitutes the valid and legally binding obligation of the Company or its subsidiaries, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar Laws of general applicability relating to or affecting creditors' rights or by general equity principles), and is in full force and effect, except for such failures to be so constituted and in full force and effect as have not had, and would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. All rent and other sums and charges payable by the Company and its subsidiaries as tenants under each Real Property Lease are current, except for such failures to be current that have not had, and would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on the Company; and no termination event or condition or uncured default on the part of the Company or any such subsidiary or, to the Company's knowledge, the landlord, exists under any Real Property Lease, in each case except as has not had, and would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. Each of the Company and its subsidiaries has a good and valid leasehold interest in each parcel of material real property leased by it free and clear of all Liens, except (i) Liens for Taxes and general and special assessments not in default and payable without penalty and material interest, (ii) other Liens which do not materially interfere with the Company's or any of its subsidiaries' use and enjoyment of such real property or materially detract from or diminish the value thereof and (iii) Liens that have not had, and would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

     (c) No party to any such Real Property Leases has given notice to the Company or any of its subsidiaries of or made a claim against the Company or any of its subsidiaries with respect to any breach or default thereunder, in each case except as has not had, and would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

     SECTION 3.11 Litigation. Except as and to the extent disclosed in the Company SEC Reports or as set forth in Section 3.11 of the Company Disclosure Schedule, and except for any suit, claim, action, proceeding or investigation instituted by a non-Governmental Entity that questions the validity of this Agreement or the Option Agreement or any action to be taken by the Company in connection with the consummation of the transactions contemplated hereby or thereby or could otherwise prevent or delay the consummation of the transactions contemplated by this Agreement or the Option Agreement, there is no suit, claim, action, proceeding or investigation pending or, to the Company's knowledge, threatened against the Company or any of its subsidiaries or any of their respective properties or assets which (a) involves a claim in excess of $1 million or (b) has had, or if decided adversely to the Company would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. Except as and to the extent disclosed in the Company SEC Reports filed prior to the date hereof, none of the Company and its subsidiaries is subject to any outstanding order, writ, injunction or decree which has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

     SECTION 3.12 Company Permits; Compliance with Applicable Laws. The Company and its subsidiaries hold all permits, licenses, variances, exemptions, orders and approvals of all Governmental Entities necessary for the lawful conduct of their respective businesses (the "Company Permits"), except for failures to hold such permits, licenses, variances, exemptions, orders and approvals which have not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. The Company and its subsidiaries are in compliance with the terms of the Company Permits, except where the failure to so comply has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. The businesses of the Company and its subsidiaries are not being conducted in violation of any Law applicable to the Company or its subsidiaries, except for violations which do not have, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. To the Company's knowledge, no investigation or review by any Governmental Entity with respect to the Company or its subsidiaries is pending or threatened, nor, to the Company's knowledge, has any Governmental Entity indicated an intention to conduct the same except for such investigations and reviews which have not had and would not be reasonably expected to have individually or in the aggregate, a Material Adverse Effect on the Company.

     SECTION 3.13 Employee Benefit Plans; ERISA. (a) The term "Company Benefit Plans" shall mean each employment, consulting, severance pay, termination pay, retirement, deferred compensation, retention or change in control plan, program, arrangement, agreement or commitment, or an executive compensation, incentive bonus or other bonus, pension, stock option, restricted stock or equity-based, profit sharing, savings, life, health, disability, accident, medical, insurance, vacation, or other employee benefit plan, program, arrangement, agreement, fund or commitment, including any "employee benefit plan" as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), which the Company or any of its subsidiaries maintains or contributes to, or has any obligation to contribute to, or with respect to which the Company or any of its subsidiaries has any liability, direct or indirect, contingent or otherwise (including, without limitation, a liability arising out of an indemnification, guarantee, hold harmless or similar agreement). Except as disclosed in Section 3.13(a) of the Company Disclosure Schedule or except as have not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, since the Audit Date (i) neither the Company nor any of its subsidiaries has made any plan or commitment, whether legally binding or not, to create any additional Company Benefit Plan or modify or change any existing Company Benefit Plan that would materially increase the benefits provided to any employee or former employee, consultant or director of the Company or any subsidiary thereof and (ii) there has been no material change, amendment, modification to, or adoption of, any Company Benefit Plan.

     (b) With respect to each Company Benefit Plan: (i) if intended to qualify under Section 401(a), 401(k) or 403(a) of the Code or under any law or regulation of any foreign jurisdiction or Regulatory Agency, such plan so qualifies, its trust (if any) is exempt from taxation under Section 501(a) of the Code and it has received a favorable determination letter from the Internal Revenue Service with respect to such matters and neither the consummation of the transaction contemplated hereby nor any other event or circumstance since the date of such letter has adversely affected or will adversely affect such qualification or exemption; (ii) it has been operated and administered in compliance in all material respects with its terms and all applicable laws and regulations (including but not limited to ERISA, the Code and any relevant foreign laws and regulations), except for such non-compliance which has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company; (iii) there are no material pending or threatened claims against, by or on behalf of any Company Benefit Plans (other than routine claims for benefits) which could reasonably be expected to have a Material Adverse Effect on the Company; (iv) to the knowledge of the Company no breaches of fiduciary duty have occurred which could reasonably be expected to have a Material Adverse Effect on the Company; (v) to the knowledge of the Company no non-exempt prohibited transaction within the meaning of Section 406 of ERISA or Section 4975 of the Code has occurred which could reasonably be expected to have a Material Adverse Effect on the Company; (vi) no Lien imposed under the Code, ERISA or any foreign law exists which could reasonably be expected to have a Material Adverse Effect on the Company; and (vii) all contributions, premiums and expenses to or in respect of such Company Benefit Plan have been timely paid in full or, to the extent not yet due, have been adequately accrued on the financial statements included in the Company SEC Reports, except to the extent that the failure to pay any such contributions, premiums and expenses has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

     (c) Neither the Company nor any of its subsidiaries has incurred or reasonably expects to incur, either directly or indirectly (including as a result of an indemnification obligation), any liability under Title I or IV of ERISA or the penalty, excise tax or joint and several liability provisions of the Code or any foreign law or regulation relating to employee benefit plans (including, without limitation, Section 406, 409, 502(i), 502(l), 4069 or 4212(c) of ERISA, or Section 4971, 4975 or 4976 of the Code, or under any agreement, instrument, statute, rule or legal requirement pursuant to or under which the Company or any Subsidiary or any Company Benefit Plan has agreed to indemnify or is required to indemnify any person against liability incurred under, or for a violation or failure to satisfy the requirements of, any such legal requirement), except for any such liability which has not had, and would not reasonably be expected to have, a Material Adverse Effect on the Company, and to the knowledge of the Company, no event, transaction or condition has occurred, exists or is expected to occur which could result in any such liability to the Company, any of its subsidiaries or, after the Closing, to Parent, except for any such liability which has not had, and would not reasonably be expected to have, a Material Adverse Effect on the Company.

     (d) With respect to each "employee pension benefit plan" (within the meaning of Section 3(2) of ERISA) as to which either the Company or any subsidiary may incur any liability under Section 302 or Title IV of ERISA or
Section 412 of the Code:

                  (i) no such plan is a "multiemployer plan" (within the meaning of Section 3(37) of ERISA) or a "multiple employer plan" (within the meaning of Section 413(c) of the Code);

                  (ii) no such plan has been terminated, other than in a standard termination under Section 4041(b) of ERISA, so as to result, directly or indirectly, in any material liability, contingent or otherwise, of either the Company or any subsidiary under Title IV of ERISA;

                  (iii) no proceeding has been initiated by any Person (including the Pension Benefit Guaranty Corporation (the "PBGC")) to terminate any such plan or to appoint a trustee for any such plan;

                  (iv) no condition or event currently exists or currently is expected to occur that could result, directly or indirectly, in any liability of the Company or any subsidiary under Title IV of ERISA, whether to the PBGC or otherwise, which would reasonably be expected to have a Material Adverse Effect on the Company, on account of the termination of any such plan;

                  (v) if any such plan were to be terminated as of the Closing Date or if any Person were to withdraw from such plan, neither the Company nor any subsidiary would incur, directly or indirectly, any liability under Title IV of ERISA which would reasonably be expected to have a Material Adverse Effect on the Company;

                  (vi) no "reportable event" (as defined in Section 4043 of ERISA other than any such event with respect to which the notice requirement has been waived by applicable regulations) has occurred with respect to any such plan, nor has any notice of such event or similar notice to any foreign Regulatory Agency been required to be filed for any Company Benefit Plan within the past 12 months;

                  (vii) no such plan which is subject to Section 302 of ERISA or
         Section 412 of the Code has incurred any "accumulated funding deficiency" (as defined in Section 302 of ERISA and section 412 of the Code, respectively), whether or not waived, and neither the Company nor any of its Subsidiaries has provided, or is required to provide, security to any Company Benefit Plan pursuant to Section 401(a)(29) of the Code; and

                  (viii) the transactions contemplated hereby will not result in any event described in section 4062(e) of ERISA, except for any such event which would not reasonably be expected to have a Material Adverse Effect on the Company.

     (e) Except as set forth in Section 3.13 of the Company Disclosure Schedule, or except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, either alone or in combination with another event (whether contingent or otherwise) will (i) entitle any current or former employee, consultant or director of the Company or any Subsidiary or any group of such employees, consultants or directors to any payment; (ii) increase the amount of compensation due to any such employee, consultant or director; (iii) accelerate the vesting or funding of any compensation, stock incentive or other benefit;
(iv) result in any "parachute payment" under Section 280G of the Code (whether or not such payment is considered to be reasonable compensation for services rendered); or (v) cause any compensation to fail to be deductible under Section 162(m), or any other provision of the Code or any similar foreign law or regulation.

     (f) Under each Company Benefit Plan which is a single-employer plan and any foreign plan that is a defined benefit plan, as of the last day of the most recent plan year ended prior to the date hereof, the actuarially determined present value of all "benefit liabilities", within the meaning of Section 4001(a)(16) of ERISA or, with respect to any foreign plan, as determined under any equivalent law or practice (in each case as determined on the basis of the actuarial assumptions contained in Company Benefit Plan's most recent actuarial valuation), did not exceed the then current value of the assets of such Company Benefit Plan by an amount which would reasonably be expected to have a Material Adverse Effect on the Company, and there has been no adverse change in the financial condition of such Company Benefit Plan (with respect to either assets or benefits) since the last day of the most recent plan year, except for such changes which have not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

     (g) No Company Benefit Plan, or Company or any Subsidiary with respect to such Company Benefit Plan, is under audit or is the subject of an audit or investigation by the Internal Revenue Service, the U.S. Department of Labor, the PBGC or any other federal or state governmental agency, nor to the knowledge of the Company is any such audit or investigation pending or threatened, in any case which could reasonably be expected to have a Material Adverse Effect on the Company.

     SECTION 3.14 Labor Matters. (a) Except as set forth in Section 3.14 of the Company Disclosure Schedule, neither the Company nor any of its subsidiaries is a party to any labor or collective bargaining agreement, and there are no labor or collective bargaining agreements which pertain to employees of the Company or any of its subsidiaries. As of the date hereof, no labor organization or group of employees of the Company or any of its subsidiaries has made a pending demand against the Company or any of its subsidiaries for recognition, and there are no representation proceedings or petitions seeking a representation proceeding pending against the Company or any of its subsidiaries or, to the knowledge of the Company, threatened to be brought or filed against the Company or any of its subsidiaries with the National Labor Relations Board or any other labor relations tribunal.

     (b) There are no (i) strikes, work stoppages, slowdowns, lockouts or arbitrations or (ii) material grievances or other labor disputes pending or, to the knowledge of the Company, threatened against or involving the Company or any of its subsidiaries, except as have not had, and would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. There are no unfair labor practice charges, grievances or complaints pending or, to the knowledge of the Company, threatened by or on behalf of any employee or group of employees of the Company or any of its subsidiaries, in each case except as has not had, and would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

     (c) There are no complaints, charges or claims against the Company or any of its subsidiaries or, to the knowledge of the Company, threatened to be brought or filed with any Governmental Entity based on, arising out of, in connection with or otherwise relating to the employment by the Company or any of its subsidiaries of any individual, including any claim relating to employment discrimination, equal pay, employee safety and health, wages and hours or workers' compensation and neither the Company nor any of its subsidiaries has violated any Law respecting such matter, in each case except as has not had, and would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

     SECTION 3.15 Environmental Matters. (a) For purposes of this Agreement:

     (i) "Environmental Law" means any applicable federal, state, local or foreign Law (including common Law), statute, rule, regulation, ordinance, decree or other legal requirement relating to the protection of natural resources, the environment and public and employee health and safety or pollution or the release or exposure to Hazardous Materials (as hereinafter defined) and shall include, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act 42 U.S.C.ss.9601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C.ss.1801 et seq.), the Resource Conservation and Recovery Act (42 U.S.C.ss.6901 et seq.), the Clean Water Act (33 U.S.C.ss.1251 et seq.), the Clean Air Act (33 U.S.C. ss.7401 et seq.), the Toxic Substances Control Act (15 U.S.C.ss.7401 et seq.), the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C.ss.136 et seq.), and the Occupational Safety and Health Act (29 U.S.C.ss.651 et seq.), and the regulations promulgated pursuant thereto, and any such applicable state or local statutes, and the regulations promulgated pursuant thereto, as such Laws have been and may be amended or supplemented through the Closing Date;

     (ii) "Hazardous Material" means any substance, material or waste which is regulated, classified or otherwise characterized as hazardous, toxic, pollutant, contaminant or words of similar meaning or regulatory effect by any Governmental Entity or the United States, and includes, without limitation, petroleum, petroleum by-products and wastes, asbestos and polychlorinated biphenyls; and

     (iii) "Release" means any release, spill, effluent, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching, or migration into the indoor or outdoor environment, or into or out of any property owned, operated or leased by the applicable party or its subsidiaries.

     (b) Except as set forth in Section 3.15 of the Company Disclosure Schedule:

     (i) Each of the Company and its subsidiaries is in compliance with each applicable Environmental Law, except for such non-compliance which has not had, and would not reasonably be expected to have, a Material Adverse Effect on the Company.

     (ii) Each of the Company and its subsidiaries has obtained, and is in compliance with the conditions of, all Company Permits required under any applicable Environmental Law, except for such failures to obtain and non-compliance which have not had, and would not reasonably be expected to have, a Material Adverse Effect on the Company.

     (iii) None of the Company or any of its subsidiaries has received any notice, request for information, complaints or administrative or judicial order, and there is no investigation, action, suit or proceeding pending, or to the knowledge of the Company, threatened, alleging or asserting liability or potential liability against the Company or any of its subsidiaries in connection with any Environmental Law, except for such threats, allegations and assertions which have not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

     (iv) To the knowledge of the Company, there are no past or present conditions or circumstances at, or arising out of, the operations of the Company and its Subsidiaries, including, but not limited to, on-site or off-site disposal or Release of Hazardous Material, that are reasonably likely to result in: (A) liabilities or obligations for any cleanup, remediation, or corrective action under any Environmental Law, (B) claims arising under any Environmental Law for personal injury, property damage or damage to natural resources, or (C) fines or penalties arising under any Environmental Law, except, in the case of clauses (A), (B) and (C), for those which have not had, and are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on the Company.

     SECTION 3.16 Taxes.

     (a) All Tax Returns required to be filed by the Company or its subsidiaries on or prior to the Effective Time have been or will be prepared in good faith and timely filed with the appropriate Governmental Entity on or prior to the Effective Time or by the due date thereof including extensions and all such Tax Returns are (or, as to Tax Returns not filed on the date hereof, will be) complete and accurate, except where the failure to so file or for such returns to be complete and accurate has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

     (b) All material Taxes that are required to be paid, either (i) have been fully paid or (ii) are adequately reflected as a liability on the Company's or its subsidiaries' books and records, except for where the failure to fully pay such taxes or reflect them as a liability on the Company's or its subsidiaries' books has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. All Taxes required to be collected or withheld from third parties have been collected or withheld, except where the failure to collect or withhold such Taxes from third parties has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

     (c) With respect to any period for which Tax Returns have not yet been filed, or for which Taxes are not yet due or owing, the Company and its subsidiaries have made due and sufficient accruals for such Taxes in their respective books and records and financial statements, except where the failure to make such accruals has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

     (d) Except as set forth on Section 3.16 of the Company Disclosure Schedule, neither the Company nor any of its subsidiaries has waived any statute of limitations, or agreed to any extension of time, (i) with respect to U.S. Federal income Taxes or (ii) where the payment of the relevant state or foreign Taxes has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, with respect to state or foreign Taxes.

     (e) Except as set forth on Section 3.16 of the Company Disclosure Schedule, as of this date, (i) there are no pending or, to the knowledge of the Company, threatened audits, examinations, investigations or other proceedings in respect of Taxes or Tax matters and (ii) there are not any unresolved questions or claims concerning the Company's or any of its subsidiaries' Tax liability that
(x) were raised by any Taxing authority in a communication to the Company or any subsidiary and (y) has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, after taking into account any reserves for Taxes set forth on the most recent balance sheet contained in the Company SEC Reports filed prior to the date hereof.

     (f) The Company has made available (or as soon as practicable from the date hereof will make available) to Parent (i) correct and complete copies of the United States Federal income and all material state income or franchise Tax Returns filed by the Company and its subsidiaries for the preceding three Taxable years, and (ii) all audit reports issued by any Taxing authorities within the last three years (or otherwise with respect to any audit or proceeding in progress) relating to material Taxes of the Company or any subsidiary.

     (g) Neither the Company nor any subsidiary has constituted either a "distributing corporation" or a "controlled corporation" (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for Tax-free treatment under Section 355 of the Code since the effective date of
Section 355(e) of the Code.

     (h) For purposes of this Agreement:

     "Taxes" (including, with correlative meaning, "Taxing" and "Taxable") includes all forms of taxation, whenever created or imposed, and whether of the United States or elsewhere, and whether imposed by a local, municipal, governmental, state, foreign, Federal or other Governmental Entity, or in connection with any agreement with respect to Taxes including all interest, penalties and additions imposed with respect to such amounts.

     "Tax Returns" means all Federal, state, local, provincial and foreign Tax returns, declarations, statements, reports, schedules, forms and information returns and any amended Tax return relating to Taxes.

     SECTION 3.17 Absence of Questionable Payments. Neither the Company or any of its subsidiaries nor, to the Company's knowledge, any director, officer, agent, employee or other person acting on behalf of the Company or any of its subsidiaries, has used any corporate or other funds for unlawful contributions, payments, gifts, or entertainment, or made any unlawful expenditures relating to political activity to government officials or others or established or maintained any unlawful or unrecorded funds in violation of Section 30A of the Exchange Act, in each case except as has not had, and would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. Neither the Company or any of its subsidiaries nor, to the Company's knowledge, any director, officer, agent, employee or other person acting on behalf of the Company or any of its subsidiaries, has accepted or received any unlawful contributions, payments, gifts, or expenditures, in each case except as has not had, and would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. To the Company's knowledge, the Company and each of its subsidiaries which is required to file reports pursuant to Section 12 or 15(d) of the Exchange Act is in compliance with the provisions of Section 13(b) of the Exchange Act, in each case except as has not had, and would not be reasonably expected to have, a Material Adverse Effect on the Company.

     SECTION 3.18 Material Contracts. (a) As used herein "Material Contracts" means, with respect to any entity, each note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which such entity or any of its subsidiaries is a party or by which any of them or any of their respective properties or assets may be bound, including all amendments, modifications, waivers, supplements and side letters thereto, that is material to the business, properties or assets of such entity and its subsidiaries taken as a whole, including, without limitation, to the extent any of the following are, individually or in the aggregate, material to the business, properties or assets of such entity and its subsidiaries taken as a whole, all: (i) employment, severance, product design or development, personal services, consulting, non-competition or indemnification contracts (including, without limitation, any contract to which such entity or any of its subsidiaries is a party involving employees of such entity); (ii) licensing, merchandising or distribution agreements; (iii) contracts granting a right of first refusal or first negotiation; (iv) partnership or joint venture agreements; (v) agreements for the acquisition, sale or lease (including leases in connection with financing transactions) of material properties or assets of such entity (by merger, purchase or sale of assets or stock or otherwise) entered into since January 1, 1996 or, if prior to that date, have representations, warranties or indemnities that remain in effect or as to which claims are pending; (vi) contracts or agreements with any Governmental Entity; (vii) loan or credit agreements, mortgages, indentures or other agreements or instruments evidencing indebtedness for borrowed money by such entity or any of its subsidiaries or any such agreement pursuant to which indebtedness for borrowed money may be incurred; (viii) agreements or arrangements, including but not limited to hedges, options, swaps, caps and collars, designed to protect such entity or any of its subsidiaries against fluctuations in interest rates, currency exchange rates or the prices of certain commodities and raw materials; (ix) contracts or agreements that would be required to be filed as an exhibit to a Form 10-K filed by such entity with the SEC on the date hereof; and (x) commitments and agreements to enter into any of the foregoing. The Material Contracts of the Company also include all agreements that purport to limit, curtail or restrict the ability of the Company or any of its subsidiaries or affiliates to compete in any geographic area or line of business.

     (b) Each of the Material Contracts of the Company constitutes a valid and legally binding obligation of the Company or its subsidiaries, and to the knowledge of the Company, a valid and legally binding obligation of each other party thereto, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar Laws of general applicability relating to or affecting creditors' rights or by general equity principles), and is in full force and effect, in each case except for such failures that have not had, and would not be reasonably expected to have, a Material Adverse Effect on the Company. There is no default under any Material Contract of the Company either by the Company or, to the Company's knowledge, by any other party thereto, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder by the Company or, to the Company's knowledge, any other party, in each case except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

     (c) No party to any such Material Contract of the Company has given notice to the Company of or made a claim against the Company with respect to any breach or default thereunder, in each case except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

     (d) None of the existing Material Contracts of the Company will restrict, in any material respect, the ability of Parent or any of its subsidiaries, to conduct, from and after the Closing, the advertising, public relations, media planning and media buying businesses of Parent and its subsidiaries, as currently conducted.

     SECTION 3.19 Insurance Matters. The insurance policies of the Company and its subsidiaries have been issued by insurers, which, to the Company's knowledge, are reputable and financially sound and provide coverage for the operations conducted by the Company and its subsidiaries of a scope and coverage consistent with customary industry practice.

     SECTION 3.20 Intellectual Property. (a) The Company and its subsidiaries own or possess, in all material respects, adequate licenses or other valid rights to use (in each case, free and clear of any Liens), all Intellectual Property used or held for use in connection with the business of the Company and its subsidiaries as currently conducted or as contemplated to be conducted, in each case except for such failures that have not had, and would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

     (b) The use of any Intellectual Property by the Company and its subsidiaries does not infringe on, or otherwise violate the rights of any person and is in accordance with each applicable license pursuant to which the Company or any of its subsidiaries acquired the right to use such Intellectual Property, in each case except as has not had, and would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

     (c) No person is challenging or, to the knowledge of the Company, infringing on or otherwise violating any right of the Company or any of its subsidiaries with respect to any Intellectual Property owned by or licensed to the Company or any of its subsidiaries, in each case except as has not had, and would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

     (d) Neither the Company nor any of its subsidiaries has received any notice (written or otherwise) of any assertion or claim, pending or not, with respect to any Intellectual Property used by the Company or any of its subsidiaries, in each case except as has not had, and would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

     (e) No Intellectual Property owned or licensed by the Company or any of its subsidiaries is being used or enforced in a manner that would result in the abandonment, cancellation or unenforceability of such Intellectual Property, other than as does not have, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

     For purposes of this Agreement, "Intellectual Property" means (i) all trademarks, trademark rights, trade names, trade name rights, trade dress and other indications of origin, corporate names, brand names, logos, certification rights, service marks, applications for trademarks and for service marks, know-how and other proprietary rights and information, the goodwill associated with the foregoing and registration in any jurisdiction of, and applications in any jurisdictions to register, the foregoing, including any extension, modification or renewal of any such registration or application; (ii) all inventions, discoveries and ideas (whether patentable or unpatentable and whether or not reduced to practice), in any jurisdiction, all improvements thereto, and all patents, patent rights, applications for patents (including, without limitation, divisions, continuations, continuations in part and renewal applications), and any renewals, extensions or reissues thereof, in any jurisdiction; (iii) all licenses (whether the Company is licensor or licensee) and other agreements relating to any Intellectual Property described in (i) or
(ii); (iv) nonpublic information, trade secrets and confidential information and rights in any jurisdiction to limit the use or disclosure thereof by any person;
(v) writings and other works, whether copyrightable or not, in any jurisdiction, and all registrations or applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof; (vi) all mask works and all applications, registrations and renewals in connection therewith, in any jurisdiction; (vii) all computer software (including data and related documentation); (viii) any similar intellectual property or proprietary rights; and (ix) all copies and tangible documentation thereof and any claims or causes of action arising out of or relating to any infringement or misappropriation of any of the foregoing.

     SECTION 3.21 Year 2000. (a) All of the Computer Programs (as hereinafter defined), computer firmware, computer hardware (whether general or special purpose) and other similar or related items of automated, computerized and/or software system(s) that are used or relied on by the Company or by any of its subsidiaries in the conduct of their respective businesses will not malfunction, cease to function, generate incorrect data, or provide incorrect results when processing, providing or receiving (i) date-related data into and between the twentieth and twenty-first centuries or (ii) date-related data in connection with any valid date in the twentieth and twenty-first centuries, in each case except for such failures that have not had, and would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

     (b) All of the products and services sold, licensed, rendered or otherwise provided by the Company or by any of its subsidiaries in the conduct of their respective businesses will not, in any material respect, malfunction, cease to function, generate incorrect data or produce incorrect results when processing, providing or receiving (i) date-related data into and between the twentieth and twenty-first centuries or (ii) date-related data in connection with any valid date in the twentieth and twenty-first centuries, in each case except for such failures that have not had, and would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on the Company; and neither the Company nor any of its subsidiaries is or will be subject to any material claims or liabilities arising from their failure to do so, except for such claims and liabilities that have not had, and would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

     (c) The Company and its subsidiaries have developed and are executing a plan with respect to Year 2000 readiness (the "Year 2000 Plan"). The Year 2000 Plan addresses the Year 2000 issues, all internal information systems and process control risks, embedded circuitry risks and third party risks, except for those which, if not addressed, would not be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on the Company.

     For the purposes of this Agreement, "Computer Programs" means (i) any and all computer software programs, including all source and object code; (ii) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise; (iii) billing, reporting, and other management information systems; (iv) all descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing;
(v) all content contained on Internet sites; and (vi) all documentation, including user manuals and training materials, relating to any of the foregoing.

     SECTION 3.22 Opinion of Financial Advisor. Greenhill & Co., L.L.C. (the "Company Financial Advisor") has delivered to the Company Board its oral opinion that, as of the date hereof, the Exchange Ratio is fair to the holders of Shares from a financial point of view, which opinion will be confirmed in writing. A true and correct copy of such written opinion will be furnished to Parent promptly following its receipt by the Company.

     SECTION 3.23 Brokers. No broker, finder or investment banker (other than the Company Financial Advisor, a true, correct and complete copy of whose engagement agreement has been provided to Parent) is entitled to any brokerage, finder's or other fee or commission or expense reimbursement in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of the Company or any of its affiliates.

     SECTION 3.24 Accounting Matters; Tax Treatment. Neither the Company nor any of its affiliates has taken or agreed to take any action, or after consultation with Arthur Andersen LLP, its independent auditors, is aware of any fact or circumstance relating to the Company or any of its subsidiaries, that would (i) prevent the Merger from qualifying as a "pooling of interests" under APB 16 and the applicable SEC rules and regulations or (ii) prevent the Merger from qualifying as a reorganization within the meaning of Section 368 of the Code. The Company has not failed to bring to the attention of Parent any actions, agreements or understandings, whether written or oral, that could be asserted to prevent Parent from accounting for the Merger as a "pooling of interests" under APB 16 and the applicable SEC rules and regulations.

     SECTION 3.25 Takeover Statutes, etc. The Company Board has approved, for purposes of Section 203 of the DGCL, (i) the Option Agreement and the transactions contemplated thereby, and (ii) the Merger. The Company has taken all action required to be taken by it in order to exempt this Agreement and the Option Agreement and the transactions contemplated hereby and thereby from the requirements of any applicable "moratorium", "control share", "fair price", "affiliate transaction", "business combination" or other antitakeover Laws and regulations of any state (collectively, "Takeover Statutes").

     SECTION 3.26 Amendment to the Company Rights Agreement. The Company Board has taken all necessary action (including any amendment thereof) under the Company Rights Agreement so that (a) none of the execution or delivery of this Agreement and the Option Agreement, the exercise of the option contained in the Option Agreement, the exchange of the shares of Parent Common Stock for the Shares in accordance with Article II or any other transaction contemplated hereby or thereby will cause (i) the rights (the "Rights") issued pursuant to the Company Rights Agreement to become exercisable under the Company Rights Agreement, (ii) a Separation Date or Share Acquisition Date (each as defined on the Company Rights Agreement) to occur, (iii) Parent or the Merger Sub to be deemed an Acquiring Person (as defined in the Company Rights Agreement) or (iv) a Triggering Event (as defined in the Company Rights Agreement) to occur upon any such event; and (b) the execution and delivery of this Agreement and the Option Agreement, the exercise of the option contained in the Option Agreement and the other transactions contemplated hereby or thereby will be exempt from the Company Rights Agreement. The Company has furnished Parent with true and correct copies of all such actions of the Company Board.

     SECTION 3.27 InsightExpress, L.L.C. As of the date hereof, if InsightExpress, L.L.C. ("IX, LLC") were to cause (which action may be caused by the three designees of IX, Inc. on the Board of Representatives of IX, LLC) the occurrence of the mergers referred to in Section 8 of the Master Investors Rights Agreement in connection with an initial public offering (specifically, the merger of IX Holding Co., Inc. with and into IX, Inc., to be followed by the merger of Greenhill 1999 Equity Holdings Corporation with and into the surviving corporation of such initial merger), the pro forma fully diluted ownership interest of the Company in the surviving corporation of the mergers referred to above would be 50%. For purposes hereof, "Master Investors Rights Agreement" shall mean the Master Investors Rights Agreement, dated October 18, 1999, by and among IX, Inc., IX Holding Co., Inc., IX, LLC and the other persons named herein.

                                   Article IV

                         REPRESENTATIONS AND WARRANTIES
                                    OF PARENT

     Except as set forth in the section of the disclosure schedule delivered by Parent to the Company prior to the execution of this Agreement (the "Parent Disclosure Schedule") that specifically relates to a specified Section of this
Article IV, Parent hereby represents and warrants to the Company as follows:

     SECTION 4.1 Organization. (a) Each of Parent and its subsidiaries is a corporation duly organized, validly existing and if applicable in good standing under the Laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its businesses as now conducted and proposed by Parent to be conducted, except where the failure to be duly organized, existing and in good standing or to have such power and authority has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent.

     (b) Each of Parent and its subsidiaries is duly qualified or licensed and in good standing to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent.

     (c) Parent has heretofore delivered to the Company accurate and complete copies of the articles of incorporation and bylaws of Parent as currently in effect.

     SECTION 4.2 Capitalization of Parent. (a) The authorized capital stock of the Parent consists of 550,000,000 shares of Parent Common Stock, par value $.10 per share, and 20,000,000 shares of preferred stock, no par value ("Parent Preferred Stock"). As of September 30, 1999, (i) 281,006,318 shares of Parent Common Stock were issued and outstanding (as of October 30, 1999, 280,651,942 shares of Parent Common Stock were issued and outstanding); (ii) 21,011,801 shares of Parent Common Stock were subject to outstanding options issued pursuant to Parent's 1986, 1988, 1996 and 1997 Stock Option Plans; and at least a like number of shares of Parent Common Stock were reserved for issuance in respect of such options; and (iii) 15,275,947 shares of Parent Common Stock were issued and held in the treasury of the Parent. As of the date hereof, no shares of Parent Preferred Stock are issued and outstanding. Since the Capitalization Date, there have been no (A) issuances of shares of Parent Common Stock, other than issuances pursuant to options outstanding on the Capitalization Date. All the outstanding shares of Parent Common Stock are, and all shares to be issued as part of the Merger Consideration will be, when issued in accordance with the terms hereof, duly authorized, validly issued, fully paid and non-assessable. Except as set forth above, and except as disclosed in the Parent SEC reports,
(1) there are no shares of capital stock of Parent authorized, issued or outstanding, (2) there are no authorized or outstanding options, warrants, calls, preemptive rights, subscriptions or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of the Parent, obligating Parent to issue, transfer or sell or cause to be issued, transferred or sold any shares of capital stock or other equity interest in Parent or securities convertible into or exchangeable for such shares or equity interests, or obligating Parent to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement, arrangement or commitment, and (3) there are no outstanding contractual obligations of Parent to repurchase, redeem or otherwise acquire any capital stock of Parent.

     (b) Except as set forth in the Parent SEC Reports, all of the outstanding capital stock of Parent's subsidiaries (including, as of the Closing Date, Merger Sub) is owned by Parent, directly or indirectly, free and clear of any Lien or any other limitation or restriction (including any restriction on the right to vote or sell the same, except as may be provided as a matter of Law), except for such failures to own that have not had, and would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on Parent.

     SECTION 4.3 Authority Relative to This Agreement. (a) Parent has all necessary corporate power and authority to execute and deliver this Agreement and the Option Agreement and to consummate the transactions contemplated hereby and thereby. No other corporate proceedings on the part of Parent are necessary to authorize this Agreement or to consummate the transactions contemplated hereby and thereby. This Agreement and the Option Agreement have each has been duly and validly executed and delivered by Parent and each constitutes a valid, legal and binding agreement of Parent, enforceable against Parent in accordance with its terms.

     (b) The Boards of Directors of Parent (the "Parent Board") has duly and validly authorized the execution and delivery of this Agreement and the Option Agreement and the consummation of the transactions contemplated hereby and thereby, and taken all corporate actions required to be taken by the Parent Board, for the consummation of the transactions contemplated hereby and thereby.

     (c) As of the Closing Date, Merger Sub will have all necessary corporate power and authority, and will be duly and validly authorized, to consummate the Merger.

     SECTION 4.4 SEC Reports; Financial Statements. (a) Parent has timely filed all required forms, reports and documents with the SEC since January 1, 1997, each of which has complied as to form in all material respects with all applicable requirements of the Securities Act and the Exchange Act, each as in effect on the dates such forms, reports and documents were filed. Parent has heretofore made available to the Company, in the form filed with the SEC (including any amendments thereto); (i) its Annual Reports on Form 10-K for the fiscal year ended December 31, 1996, 1997 and 1998, (ii) all definitive proxy statements relating to Parent's meetings of stockholders (whether annual or special) held since January 1, 1996; and (iii) all other reports or registration statements filed by Parent with the SEC since January 1, 1996 and prior to the date hereof (the "Parent SEC Reports"). None of such forms, statements, reports or documents, including, without limitation, any financial statements, exhibits or schedules included or incorporated by reference therein, contained, when filed, any untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

     (b) The audited and unaudited consolidated financial statements of Parent included (or incorporated by reference) in the Parent SEC Reports complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto and fairly present in all material respects, in conformity with GAAP applied on a consistent basis (except as specifically indicated in the notes thereto), the consolidated financial position of Parent and its consolidated subsidiaries as of the dates thereof and their consolidated results of operations and changes in financial position for the periods then ended (subject, in the case of the unaudited interim financial statements, to normal year-end adjustments that have not been, and will not be, material in amount).

     SECTION 4.5 No Undisclosed Liabilities. Except as set forth in Section 4.5 of the Parent Disclosure or Schedule the Parent SEC Reports, and except for such liabilities and obligations that have not had, and would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on Parent, neither Parent nor any of its subsidiaries has any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, and whether or not required to be recorded or reflected on a balance sheet under GAAP, and there is no existing condition, situation or set of circumstances which could reasonably be expected to result in such a liability or obligation.

     SECTION 4.6 Absence of Certain Changes or Events. Except as and to the extent disclosed in the Parent SEC Reports or as set forth in Section 4.6 of the Parent Disclosure Schedule, since the Audit Date (a) the businesses of the Parent and its Subsidiaries have been conducted in the ordinary course consistent with past practice, and (b) there has not been any event, occurrence, development or state of circumstance or facts that has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Parent.

     SECTION 4.7 Information Supplied. None of the information supplied or to be supplied by Parent or Merger Sub for inclusion or incorporation by reference in
(i) the S-4 will, at the time the S-4 is filed with the SEC and at the time it becomes effective under the Securities Act, will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading or (ii) the Proxy Statement will, at the date mailed to stockholders and at the time of the Company Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If, at any time prior to the Effective Time, any event with respect to Parent, its officers and directors or any of its subsidiaries should occur which is required to be described in an amendment of, or a supplement to, the S-4 or the Proxy Statement, Parent shall promptly so advise the Company and such event shall be so described, and such amendment or supplement (which the Company shall have a reasonable opportunity to review) shall be promptly filed with the SEC. The S-4 will comply as to form in all material respects with the provisions of the Securities Act and the rules and regulations thereunder. Notwithstanding the foregoing, no representation is made in this Section 4.7 as to information provided by the Company for inclusion in the S-4 or the Proxy Statement.

     SECTION 4.8 Consents and Approvals; No Violations. (a) Except for filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Securities Act, the Exchange Act, state securities or "blue sky" Laws, the HSR Act and applicable non-U.S. Laws with respect to competition, the filing and recordation of a Certificate of Merger as required by the DGCL and as otherwise set forth in Section 4.8 to the Parent Disclosure Schedule (the "Parent Required Approvals"), no filing with or notice to, and no permit, authorization, consent or approval of, any Governmental Entity is necessary for the execution and delivery by Parent of this Agreement or the Option Agreement or the consummation by Parent of the transactions contemplated hereby or thereby, except where the failure to obtain such permits, authorizations, consents or approvals or to make such filings or give such notice does not have, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent.

     (b) Neither the execution, delivery and performance of this Agreement or the Option Agreement, by Parent nor the consummation by Parent or Merger Sub of the transactions contemplated hereby and thereby will (i) conflict with or result in any breach of any provision of the respective certificates of incorporation or bylaws (or similar governing documents) of Parent or any of Parent's subsidiaries, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration of an obligation or the loss of any material benefit, or the creation of any Lien) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which Parent or any of Parent's subsidiaries is a party or by which any of them or any of their respective properties or assets may be bound or (iii) (assuming receipt of all Parent Required Approvals) violate any Law applicable to Parent or any of Parent's subsidiaries or any of their respective properties or assets, except in the case of (ii) or (iii) for violations, breaches or defaults that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent.

     SECTION 4.9 Compliance with Applicable Laws. Except as and to the extent disclosed by Parent in the Parent SEC Reports, the businesses of Parent and its subsidiaries are not being conducted in violation of any applicable Law except for violations that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent. To Parent's knowledge, no investigation or review by any Governmental Entity with respect to Parent or its subsidiaries is pending or threatened, nor, to Parent's knowledge, has any Governmental Entity indicated an intention to conduct the same except for such investigations and reviews which have not had and would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on Parent.

     SECTION 4.10 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of Parent or any of its affiliates.

     SECTION 4.11 Accounting Matters; Tax Treatment. Neither Parent nor any of its affiliates, has taken or agreed to take any action or, after consultation with PriceWaterhouseCoopers, its independent auditors, is aware of any fact or circumstance relating to Parent or its subsidiaries that would (a) prevent the Merger from qualifying as a "pooling of interests" under APB 16 and the applicable SEC rules and regulations, or (b) prevent the Merger from qualifying as a re-organization within the meaning of Section 368 of the Code. Parent has not failed to bring to the attention of the Company any actions, agreements or understandings, whether written or oral, that would be reasonably likely to prevent Parent from accounting for the Merger as a "pooling of interests" under APB 16 and the applicable SEC rules and regulations.

     SECTION 4.12 Litigation. Except as and to the extent disclosed in the Parent SEC Reports or as set forth in Section 4.12 of the Company Disclosure Schedule, there is no suit, claim, action, proceeding or investigation pending or, to Parent's knowledge, threatened against Parent or any of its subsidiaries or any of their respective properties or assets which has had, or if decided adversely to Parent would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent. Except as and to the extent disclosed in the Parent SEC Reports filed prior to the date hereof, none of Parent and its subsidiaries is subject to any outstanding order, writ, injunction or decree which has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent.

     SECTION 4.13 Material Contracts.

     (a) Each of the Material Contracts of Parent constitutes a valid and legally binding obligation of Parent or its subsidiaries, and to the knowledge of Parent, a valid and legally binding obligation of each other party thereto, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar Laws of general applicability relating to or affecting creditors' rights or by general equity principles), and is in full force and effect, in each case except for such failures that have not had, and would not be reasonably expected to have, a Material Adverse Effect on Parent. There is no default under any Material Contract of Parent either by Parent or, to Parent's knowledge, by any other party thereto, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder by Parent or, to Parent's knowledge, any other party, in each case except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent.

     (b) No party to any such Material Contract has given notice to Parent of or made a claim against Parent with respect to any breach or default thereunder, in each case except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent.

                                    Article V

                    COVENANTS RELATED TO CONDUCT OF BUSINESS

     SECTION 5.1 Conduct of Business of the Company. Except as contemplated by this Agreement, during the period from the date hereof to the Effective Time, the Company will, and will cause each of its subsidiaries to, conduct its operations in the ordinary and usual course of business consistent with past practice and, to the extent consistent therewith, with no less diligence and effort than would be applied in the absence of this Agreement, seek to preserve intact its current business organizations, seek to keep available the service of its current officers and employees and seek to preserve its relationships with customers, suppliers and others having business dealings with it to the end that goodwill and ongoing businesses shall be unimpaired at the Effective Time. Without limiting the generality of the foregoing, and except as otherwise expressly provided in this Agreement, the Option Agreement or Section 5.1 of the Company Disclosure Schedule, prior to the Effective Time, neither the Company nor any of its subsidiaries will, without the prior written consent of Parent,

     (a) amend its certificate of incorporation or bylaws (or other similar governing instrument) or amend, modify, terminate or waive any application of the Company Rights Agreement;

     (b) authorize for issuance, issue, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any stock of any class or any other securities convertible into or exchangeable for any stock or any equity equivalents (including, without limitation, any stock options or stock appreciation rights), except for the issuance or sale of Shares pursuant to Company Stock Options outstanding on the date of this Agreement;

     (c) (i) split, combine or reclassify any shares of its capital stock; (ii) declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock;
(iii) make any other actual, constructive or deemed distribution in respect of any shares of its capital stock or otherwise make any payments to stockholders in their capacity as such; or (iv) redeem, repurchase or otherwise acquire any of its securities or any securities of any of its subsidiaries (including redeeming any Rights);

     (d) adopt a plan of, or alter through, complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its subsidiaries (other than the Merger and other than a merger solely involving wholly owned Subsidiaries of the Company that does not result in any restructuring costs);

     (e) (i) incur or assume any long-term or short-term debt or issue any debt securities, except for borrowings under existing lines of credit in the ordinary and usual course of business consistent with past practice and in amounts not material to the Company and its subsidiaries taken as a whole; (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person, except in the ordinary and usual course of business consistent with past practice and in amounts not material to the Company and its subsidiaries, taken as a whole, and except for guarantees of obligations of wholly owned subsidiaries of the Company; (iii) except for loans to employees who are not Managers and advances in the ordinary course of business consistent with past practice, make any loans, advances or capital contributions to, or investments in, any other person (other than to wholly owned subsidiaries of the Company); (iv) pledge or otherwise encumber shares of capital stock of the Company or its subsidiaries; or (v) mortgage or pledge any of its material assets, tangible or intangible, or create or suffer to exist any material Lien thereupon;

     (f) except as may be required by Law, enter into, adopt, amend, extend or terminate any bonus, profit sharing, compensation, severance, termination, stock option, stock appreciation right, restricted stock, performance unit, stock equivalent, stock purchase agreement, pension, retirement, deferred compensation, labor, collective bargaining, employment, severance or other employee benefit agreement, trust, plan, fund, award or other arrangement for the benefit or welfare of any director, officer or employee in any manner, or (except as required under agreements existing on the date hereof) increase in any manner the compensation or fringe benefits of any director, officer or employee or pay any benefit not required by any plan and arrangement as in effect as of the date hereof, including, without limitation, the granting of stock appreciation rights or performance units, but excluding increases in compensation, bonus or other benefits payable to employees of the Company or any of its subsidiaries who are not members of the executive committee of the Company in the ordinary and usual course of business consistent with past practice or merit increases in salaries of such employees at regularly scheduled times in customary amounts consistent with past practices;

     (g) acquire, sell, lease or dispose of any assets outside the ordinary and usual course of business consistent with past practice or any assets which in the aggregate are material to the Company and its subsidiaries taken as a whole, or enter into any commitment or transaction outside the ordinary and usual course of business consistent with past practice;

     (h) except as may be required as a result of a change in Law or in GAAP, change any of the accounting principles or practices used by it;

     (i) revalue in any material respect any of its assets, including, without limitation, writing down the value of inventory or writing-off notes or accounts receivable other than in the ordinary and usual course of business consistent with past practice or as required by GAAP;

     (j) acquire (by merger, consolidation, or acquisition of stock or assets or otherwise) any corporation, partnership or other business organization or division thereof or any equity interest therein; (ii) enter into any contract or agreement, other than in the ordinary and usual course of business consistent with past practice or amend in any material respect any of the Material Contracts or (iii) authorize any new capital expenditure or expenditures which, individually or in the aggregate, are, or would reasonably be expected to be material to the Company;

     (k) make or revoke any material Tax election, or settle or compromise any material Tax liability, or change (or make a request to any Taxing authority to change) any material aspect of its method of accounting for Tax purposes;

     (l) pay, discharge or satisfy any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary and usual course of business consistent with past practice of liabilities reflected or reserved against in the Company's consolidated balance sheet as of September 30, 1999 (or the notes thereto) as included in the Company SEC Reports, or incurred subsequent to such date in the ordinary and usual course of business consistent with past practice;

     (m) waive the benefits of, agree to modify in any manner or refrain from enforcing any confidentiality, standstill or similar agreement to which the Company or any of its subsidiaries is a party;

     (n) settle or compromise any pending or threatened suit, action or claim relating to the transactions contemplated hereby;

     (o) take any action (including any action otherwise permitted by this Section 5.1) that would prevent or impede the Merger from qualifying as a "pooling of interests" under APB 16 and the applicable SEC rules and regulations or as a reorganization under Section 368(a) of the Code;

     (p) enter into any agreement or arrangement that limits or otherwise restricts the Company or any of its subsidiaries or any successor thereto or that would, after the Effective Time, limit or restrict the Surviving Corporation and its affiliates (including Parent) or any successor thereto, from engaging or competing in any line of business or in any geographic area; or

     (q) take, propose to take, or agree in writing or otherwise to take, any of the actions described in Sections 5.1(a) through 5.1(p) or any action which would (y) make any of the representations or warranties of the Company contained in this Agreement (i) which are qualified as to materiality, untrue or incorrect or (ii) which are not so qualified, untrue or incorrect in any material respect or (z) would be reasonably likely to result in any of the conditions to the Merger set forth in Article VII hereof not being satisfied.

     SECTION 5.2 Conduct of Business of Parent. Except as otherwise expressly provided in this Agreement or as set forth in the Parent Disclosure Schedule, prior to the Effective Time, neither Parent nor any of its subsidiaries will, without the prior written consent of the Company:

     (a) amend its certificate of incorporation (or other similar governing instrument) in any manner that would be adverse in any material respect to the holders of Parent Common Stock;

     (b) declare, set aside or pay any dividend or other distribution in respect of its capital stock except the declaration and payment of quarterly cash dividends in amounts consistent with past practice;

     (c) liquidate or dissolve Parent;

     (d) take any action (including any action otherwise permitted by this Section 5.2) that would prevent or impede the Merger from qualifying as a "pooling of interests" under APB 16 and the applicable SEC rules and regulations or as a reorganization under Section 368(a) of the Code; or

     (e) take, propose to take, or agree in writing or otherwise to take, any of the actions described in Sections 5.2(a) through 5.2(d) or any action which (y) would make the representations or warranties of Parent in this Agreement (i) which are qualified as to materiality, untrue or incorrect or (ii) which are not so qualified, untrue in any material respect or (z) would be reasonably likely to result in any of the conditions to the Merger set forth in Article VII hereof not being satisfied.

     SECTION 5.3 Access to Information. (a) Between the date hereof and the Effective Time, the Company will give Parent and its authorized representatives (including counsel, financial advisors and auditors) reasonable access during normal business hours to all employees, plants, offices, warehouses and other facilities and to all books and records, including all Tax returns and audits, of the Company and its subsidiaries, will permit Parent to make such inspections as Parent may reasonably require and will cause the Company's officers and those of its subsidiaries to furnish Parent with such financial and operating data and other information with respect to the business, properties and personnel of the Company and its subsidiaries as Parent may from time to time reasonably request, provided that no investigation pursuant to this Section 5.3(a) shall affect or be deemed to modify any of the representations or warranties made by the Company.

     (b) Between the date hereof and the Effective Time, the Company shall furnish to Parent, (i) concurrently with the delivery thereof to management, such monthly financial statements and data as are regularly prepared for distribution to Company management and (ii) at the earliest time they are available, such quarterly and annual financial statements as are prepared for the Company's SEC filings, which (in the case of this clause (ii)) shall be in accordance with the books and records of the Company.

     (c) Between the date hereof and the Effective Time, in response to reasonable requests from the Company, Parent will give the Company and its authorized representatives (including counsel, financial advisors and auditors) reasonable access during normal business hours to appropriate members of management and books and records of Parent.

                                   Article VI

                              ADDITIONAL AGREEMENTS

     SECTION 6.1 Preparation of S-4 and the Proxy Statement. Parent and the Company will, as promptly as practicable, jointly prepare and file with the SEC the Proxy Statement in connection with the vote of the stockholders of the Company with respect to the Merger. Promptly following receipt of notification from the SEC that it has no further comments on the Proxy Statement, or at such earlier time as Parent may elect, Parent shall prepare and file with the SEC the S-4, containing a proxy statement/prospectus, and forms of proxy, in connection with the registration under the Securities Act of the shares of Parent Common Stock issuable upon conversion of the Shares and the other transactions contemplated hereby. Parent and the Company will, and will cause their accountants and lawyers to, use all reasonable best efforts to have or cause the S-4 declared effective as promptly as practicable after filing with the SEC, including, without limitation, causing their accountants to deliver necessary or required instruments such as opinions, consents and certificates, and will take any other action required or necessary to be taken under federal or state securities Laws or otherwise in connection with the registration process (other than qualifying to do business in any jurisdiction which it is not now so qualified or to file a general consent to service of process in any jurisdiction). The Company and Parent shall, as promptly as practicable after the receipt thereof, provide to the other party copies of any written comments and advise the other party of any oral comments, with respect to the Proxy Statement or the S-4 received from the staff of the SEC. The Company will provide Parent with a reasonable opportunity to review and comment on any amendment or supplement to the Proxy Statement prior to filing with the SEC and will provide Parent with a copy of all such filings with the SEC. The Company will use its reasonable best efforts to cause the Proxy Statement to be mailed to its stockholders at the earliest practicable date.

     SECTION 6.2 Letter of Accountants. (a) The Company shall use all reasonable best efforts to cause to be delivered to Parent a letter of Arthur Andersen LLP, the Company's independent auditors, dated a date within two business days before the date on which the S-4 shall become effective and addressed to Parent, in form and substance reasonably satisfactory to Parent and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the S-4.

     (b) Parent shall use all reasonable best efforts to cause to be delivered to the Company a letter of PriceWaterhouseCoopers, Parent's independent auditors, dated a date within two business days before the date on which the S-4 shall become effective and addressed to the Company, in form and substance reasonably satisfactory to the Company and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the S-4.

     SECTION 6.3 Meeting. The Company shall take all lawful action to (a) cause a special meeting of its stockholders (the "Company Stockholder Meeting") to be duly called and held as soon as practicable after the date of this Agreement for the purpose of voting on the approval and adoption of the agreement of merger (within the meaning of Section 251 of the DGCL) contained in this Agreement, and the Merger, and (b) solicit proxies from its stockholders to obtain the Required Company Vote with respect to such approval and adoption. The Company Board shall recommend approval and adoption of this Agreement and the Merger by the Company's stockholders and, except as permitted by Section 6.5(b), the Company Board shall not withdraw, amend or modify in a manner adverse to Parent such recommendation (or announce publicly its intention to do so). The Company Board shall comply with its obligations under clause (a) above, notwithstanding (A) the making of any Acquisition Proposal (as hereinafter defined), including any Superior Proposal (as hereinafter defined) or (B) any determination by the Company Board, at any time subsequent to declaring the advisability of the Agreement and of the Merger, that this Agreement or the Merger is no longer advisable or any recommendation that the shareholders of the Company reject this Agreement or the Merger.

     SECTION 6.4 Reasonable Best Efforts. (a) Subject to the terms and conditions of this Agreement, each party will use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws promptly to consummate the Merger and the other transactions contemplated by this Agreement. In furtherance and not in limitation of the foregoing, each party hereto agrees to make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby as promptly as practicable and to supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act and use its reasonable best efforts to take, or cause to be taken, all other actions consistent with this Section 6.4 necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as practicable.

     (b) Each of Parent and the Company shall, in connection with the efforts referenced in Section 6.4(a) to obtain all requisite approvals and authorizations for the transactions contemplated by this Agreement under the HSR Act or any other Antitrust Law (as hereunder defined), use its reasonable best efforts to (i) cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party; and (ii) keep the other party informed in all material respects of any material communication received by such party from, or given by such party to, the Federal Trade Commission (the "FTC"), the Antitrust Division of the Department of Justice (the "DOJ") or any other Governmental Entity and of any material communication received or given in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated hereby and (iii) permit the other party to review any material communication given by it to, and consult with each other in advance of any meeting or conference with, the FTC, the DOJ or any such other Governmental Entity or, in connection with any proceeding by a private party, with any other person, and to the extent permitted by the FTC, the DOJ or such other applicable Governmental Entity or other person, give the other party the opportunity to attend and participate in such meetings and conferences. For purposes of this Agreement, "Antitrust Law" means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, the EC Merger Regulation, and all other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

     (c) In furtherance and not in limitation of the covenants of the parties contained in Sections 6.4(a) and 6.4(b), each of Parent and the Company shall use its reasonable best efforts to resolve such objections if any, as may be asserted a Governmental Entity or other person with respect to the transactions contemplated hereby under any Antitrust Law. In connection with the foregoing, if any administrative or judicial action or proceeding, including any proceeding by a private party, is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement as violative of any Antitrust Law, each of Parent and the Company shall cooperate in all respects with each other and use its respective reasonable best efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement. Notwithstanding the foregoing or any other provision of this Agreement, nothing in this Section
6.4 shall (i) limit a party's right to terminate this Agreement pursuant to
Section 8.2(a) or 8.2(c) so long as such party has theretofore complied in all material respects with its obligations under this Section 6.4, or (ii) require Parent to (x) enter into any "hold-separate" agreement or other agreement with respect to the disposition of any assets or businesses of the Parent or any of its subsidiaries or the Company or any of its subsidiaries in order to obtain clearance from the Federal Trade Commission or the Antitrust Division of the Department of Justice or any other antitrust or competition authorities to proceed with the consummation of the transactions contemplated hereby or (y) consummate the transactions contemplated hereby in the event that any consent, approval or authorization of any Governmental Entity obtained or sought to be obtained in connection with this Agreement is conditioned upon the imposition of any other significant restrictions upon, or the making of any material accommodation (financial or otherwise) in respect of the transactions contemplated hereby or the conduct of the business of the Surviving Corporation or the Parent (including any agreement not to compete in any geographic area or line of business) or results, or would result in, the abrogation or diminishment of any authority or license granted by any Governmental Entity.

     SECTION 6.5 Acquisition Proposals. (a) The Company will not, nor will it permit any of its subsidiaries to, nor will it authorize or permit any officer, director or employee of or any investment banker, attorney, accountant or other advisor or representative of, the Company or any of its subsidiaries to, directly or indirectly, (i) solicit, initiate or encourage the submission of any Acquisition Proposal (as hereinafter defined), (ii) participate in any discussions or negotiations regarding, or furnish to any person any non-public information with respect to the Company or any of its subsidiaries, or take any other action to facilitate, any Acquisition Proposal or any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal, (iii) (A) amend or grant any waiver or release under any confidentiality, standstill or similar agreement with respect to the Company or any class of equity securities of the Company, or (B) amend (except as expressly contemplated by this Agreement) or grant any waiver or release or approve any transaction or redeem rights under the Company Rights Agreement or
(iv) subject to Section 8.3(b), enter into any agreement with respect to an Acquisition Proposal; provided, however, that nothing contained in this Section 6.5(a) shall prohibit the Company Board from furnishing information to, or entering into discussions or negotiations with, any person that makes an unsolicited bona fide written Acquisition Proposal if, and only to the extent that (A) the Company Board, after consultation with and based upon the advice of independent legal counsel, determines in good faith that such action is necessary for the Company Board to act in a manner consistent with its fiduciary duties to the Company's stockholders under applicable Law, (B) such Acquisition Proposal is not subject to any financing contingencies, or copies of bona fide customary commitments from reputable financial institutions for all necessary financing shall have been furnished to the Company, (C) the Company Board determines in good faith that such Acquisition Proposal, if accepted, is reasonably likely to be consummated taking into account all legal, financial, regulatory and other aspects of the proposal and the person making the proposal, and believes in good faith, after consultation with and based upon the written opinion of an independent, nationally recognized financial advisor and after taking into account the strategic benefits to be derived from the Merger and the long-term prospects of Parent and its subsidiaries and after consideration of other matters it deems relevant, would, if consummated, result in a transaction more favorable to the Company's stockholders from a financial point of view than the Merger (any such more favorable Acquisition Proposal being referred to herein as a "Superior Proposal"), and (D) prior to taking such action, the Company (x) provides prior written notice to Parent to the effect that it is proposing to take such action and (y) receives from such person an executed confidentiality agreement in reasonably customary form. The Company shall notify Parent of any Acquisition Proposal (or request for nonpublic information by any person who is considering making an Acquisition Proposal) (including, without limitation, all material terms and conditions thereof and the identity of the person making it) as promptly as practicable (but in no case later than 24 hours) after its receipt thereof, and shall provide Parent with a copy of any written Acquisition Proposal or amendments or supplements thereto, and shall thereafter inform Parent on a reasonably prompt basis of any material changes to the terms and conditions of such Acquisition Proposal, and shall promptly give Parent a copy of any information delivered to such person which has not previously been reviewed by Parent. Immediately after the execution and delivery of this Agreement, the Company will, and will cause its subsidiaries and affiliates, and their respective officers, directors, employees, investment bankers, attorneys, accountants and other agents to, cease and terminate any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any possible Acquisition Proposal.

     (b) The Company Board will not withdraw or modify, or propose to withdraw or modify, in a manner adverse to Parent, its recommendation that stockholders vote in favor of the Merger unless (i) the Company has fully complied with the terms of Section 6.5(a), (ii) a Superior Proposal is pending at the time the Company Board determines to take any such action, (iii) the Company Board after consultation with and based upon the advice of independent legal counsel, determines in good faith that such action is necessary for the Company Board to act in a manner consistent with the fiduciary duties to the Company's stockholders under applicable Law and (iv) the Company shall have delivered to Parent a prior written notice advising Parent that it intends to take such action (such notice to be delivered not less than two business days prior to the time such action is taken). Nothing contained in this Section 6.5(b) shall prohibit the Company from taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act.

     (c) Nothing in this Section 6.5 shall (i) permit the Company to terminate this Agreement (except as provided in Article VIII hereof) or (ii) affect any other obligations of the Company under this Agreement.

     SECTION 6.6 Public Announcements. Each of Parent and the Company will consult with one another before issuing any press release or otherwise making any public statements with respect to the transactions contemplated by this Agreement, including, without limitation, the Merger, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Law or by obligations pursuant to any listing agreement with the NYSE, as determined by Parent or the Company, as the case may be.

     SECTION 6.7 Indemnification; Directors' and Officers' Insurance. (a) The Parent agrees that all rights to exculpation and indemnification for acts or omissions occurring prior to the Effective Time now existing in favor of the current or former directors or officers (the "Indemnified Parties") of the Company as provided in its certificate of incorporation or by-laws or in any agreement in effect as of the date hereof between the Company and any of the Indemnified Parties shall survive the Merger and shall continue in full force and effect in accordance with their terms for a period of six years following the Effective Time.

     (b) For a period of six (6) years after the Effective Time, Parent shall cause to be maintained in effect the policies of directors' and officers' liability insurance maintained by the Company for the benefit of those persons who are covered by such policies at the Effective Time (or Parent may substitute therefor policies of at least the same coverage with respect to matters occurring prior to the Effective Time), to the extent that such liability insurance can be maintained at a cost to Parent not greater than 175 percent of the annual premium for the current Company directors' and officers' liability insurance as set forth in Section 6.7 of the Disclosure Schedule; provided that if such insurance cannot be so maintained or obtained at such costs, Parent shall maintain or obtain as much of such insurance as can be so maintained or obtained at a cost equal to 175 percent of the current annual premiums of the Company for such insurance.

     SECTION 6.8 Notification of Certain Matters. The Company shall, upon obtaining knowledge of any of the following, give prompt notice to Parent, and Parent shall, upon obtaining knowledge of any of the following, give prompt notice to the Company, of (i) the occurrence or nonoccurrence of any event the occurrence or nonoccurrence of which would be likely to cause any representation or warranty of such party contained in this Agreement, which is qualified as to materiality, to be untrue or inaccurate, or any representation or warranty of such party not so qualified, to be untrue or inaccurate in any material respect, at or prior to the Effective Time, (ii) any material failure of the Company or Parent, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder, (iii) the occurrence or non-occurrence of any event the occurrence or non-occurrence of which would be likely to cause any condition to the obligations of any party to the effect of the transactions contemplated hereby not to be satisfied, (iv) any notice of, or other communication relating to, a default or event which, with notice or lapse of time or both, would become a default, received by it or any of its subsidiaries subsequent to the date of this Agreement and prior to the Effective Time, under any contract or agreement material to the financial condition, properties, businesses, results of operations or prospects of it and its subsidiaries taken as a whole to which it or any of its subsidiaries is a party or is subject, (v) any notice or other communication from any Governmental Entity in connection with the Merger, (vi) any actions, suits, claims, investigations or other proceedings (or communications indicating that the same may be contemplated) commenced or threatened against the Company or any of its subsidiaries which, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 3.11 or which relate to the consummation of the Merger, (vii) any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement, or (viii) any event or occurrence that is, or would reasonably be likely to be, a Material Adverse Effect with respect to it; provided, however, that the delivery of any notice pursuant to this Section 6.8 shall not cure such breach or non-compliance or limit or otherwise affect the remedies available hereunder to the party receiving such notice.

     SECTION 6.9 Pooling. (a) The Company shall use its reasonable best efforts to cause to be delivered to Parent letters from its independent auditors, Arthur Andersen LLP, dated as of the date the S-4 is declared effective and dated as of the Closing Date, stating that the accounting of the Merger as a "pooling of interests" under Opinion 16 of the Accounting Principles Board ("APB 16") and the applicable SEC rules and regulations is appropriate if the Merger is consummated as contemplated by this Agreement (it being understood and agreed that the delivery of such letters shall not constitute a condition to the parties' obligation to consummate the transaction contemplated by this Agreement).

     (b) Parent shall use its reasonable best efforts to cause to be delivered to the Company letters from its independent auditors, PriceWaterhouseCoopers, dated as of the date the S-4 is declared effective and dated as of the Closing Date, stating that the accounting of the Merger as a "pooling of interests" under APB 16 and the applicable SEC rules and regulations is appropriate if the Merger is consummated as contemplated by this Agreement (it being understood and agreed that the delivery of such letters shall not constitute a condition to the parties' obligation to consummate the transaction contemplated by this Agreement).

     SECTION 6.10 Employee Matters. (a) For a period of one year after the Effective Time, the Surviving Company and its subsidiaries will provide benefits (other than equity-based benefits) to those of its employees who were employed by the Company and its subsidiaries immediately prior to the Effective Time substantially comparable in the aggregate to those generally provided by the Company and its subsidiaries to such employees immediately prior to the Effective Time.

     (b) Parent agrees to assume or to cause the Surviving Corporation to assume the obligations of the Company under the Change in Control Severance Agreements entered into on or prior to the date hereof with William E. Lipner, Patrick G. Healy, Hartmut Kiock, and Joseph M. Migliara. Parent agrees to treat and to cause the Surviving Corporation to treat the transactions contemplated hereby as a change of control for purposes of the employment agreements, severance agreements, and stock option agreements entered into on or prior to the date hereof with William E. Lipner, Patrick G. Healy, Hartmut Kiock, Joseph M. Migliara, Charles Hamlin and Werner Hampf.

     SECTION 6.11 Affiliate Letters. Section 6.11 of the Company Disclosure Schedule sets forth a list of all persons who are, and all persons who to the Company's knowledge will be at the Closing Date, "affiliates" of the Company for purposes of Rule 145 under the Securities Act or for purposes of qualifying the Merger for "pooling of interests" accounting treatment under APB 16 and applicable SEC rules, and Section 6.11 of the Parent Disclosure Schedule sets forth a list of all persons who are, and all persons who to Parent's knowledge will be at the Closing Date, "affiliates" of Parent for purposes of qualifying the Merger for "pooling of interests" under APB 16 and the applicable SEC rules and regulations. The Company and Parent will each respectively cause such lists to be updated promptly through the Closing Date. Not later than the date of the initial mailing of the Proxy Statement, the Company shall use its reasonable best efforts to cause its "affiliates" to deliver to Parent a written agreement substantially in the form attached as Exhibit A, and Parent shall use its reasonable best efforts to cause its "affiliates" to deliver to the Company a written agreement substantially in the form attached as Exhibit B.

     SECTION 6.12 SEC Filings.

     (a) The Company shall furnish to Parent copies of all reports, proxy statements and prospectuses of the type referred to in Section 3.4 which it files with the SEC on or after the date hereof, and the Company represents and warrants that as of the respective dates thereof, such reports will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited consolidated financial statements and the unaudited consolidated interim financial statements included in such reports (including any related notes and schedules) will fairly present in all material respects the financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the results of operations and cash flows or other information included therein for the periods or as of the date then ended (subject, in the case of the interim financial statements, to normal, recurring year-end adjustments which will not be material in amount), in each case in accordance with past practice and GAAP consistently applied during the periods involved (except as otherwise disclosed in the notes thereto.)

     (b) Parent shall furnish to the Company copies of all reports, proxy statements and prospectuses of the type referred to in Section 4.4 which it files with the SEC on or after the date hereof, and Parent represents and warrants that as of the respective dates thereof, such reports will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited consolidated financial statements and the unaudited consolidated interim financial statements included in such reports (including any related notes and schedules) will fairly present in all material respects the financial position of the Parent and its consolidated Subsidiaries as of the dates thereof and the results of operations and cash flows or other information included therein for the periods or as of the date then ended (subject, in the case of the interim financial statements, to normal, recurring year-end adjustments which will not be material in amount), in each case in accordance with past practice and GAAP consistently applied during the periods involved (except as otherwise disclosed in the notes thereto).

     SECTION 6.13 Fees and Expenses. Subject to Section 8.5, whether or not the Merger is consummated, all Expenses (as hereinafter defined) incurred in connection with this Agreement, and the transactions contemplated hereby shall be paid by the party incurring such Expenses, except Expenses (including filing fees) incurred in connection with the filing, printing and mailing of the Proxy Statement and the S-4, which shall be shared equally by the Company and Parent. As used in this Agreement, "Expenses" includes all out-of-pocket expenses (including, without limitation, all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its affiliates) incurred by a party or on its behalf in connection with, or related to, the authorization, preparation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby, including the preparation, filing, printing and mailing of the Proxy Statement and the S-4 and the solicitation of stockholder approvals and all other matters related to the transactions contemplated hereby.

     SECTION 6.14 Listing of Stock. Parent shall use its best efforts to cause the shares of Parent Common Stock to be issued in connection with the Merger to be approved for listing on the NYSE on or prior to the Closing Date, subject to official notice of issuance.

     SECTION 6.15 Antitakeover Statutes. If any Takeover Statute is or may become applicable to the Merger, each of Parent and Company shall take such actions as are necessary so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of any Takeover Statute on the Merger.

     SECTION 6.16 Rule 144 Reporting. From and after the Effective Time, unless and until each "affiliate" of the Company (as such term is defined for purposes of paragraphs (c) and (d) of Rule 145 under the Securities Act) has disposed of all the shares of Parent Stock received by it as Merger Consideration, such shares are permitted to be resold pursuant to Rule 145(d)(3) under the Securities Act or such shares are covered by an effective registration statement under Section 5 of the Securities Act, Parent shall use all reasonable best efforts to make and keep "available adequate current public information" (as those terms are understood and defined in Rule 144 under the Securities Act) with respect to Parent and, upon any reasonable request by such an affiliate, provide a statement as to such availability.

                                  Article VII

                    CONDITIONS TO CONSUMMATION OF THE MERGER

     SECTION 7.1 Conditions to Each Party's Obligations to Effect the Merger. The respective obligations of each party to consummate the transactions contemplated by this Agreement are subject to the fulfillment at or prior to the Effective Time of each of the following conditions, any or all of which may be waived in whole or in part by the party being benefited thereby, to the extent permitted by applicable Law:

     (a) The agreement of merger (within the meaning of Section 251 of the DGCL) contained within this Agreement shall have been approved and adopted by the Required Company Vote;

     (b) Any waiting period applicable to the Merger under the HSR Act shall have expired or early termination thereof shall have been granted;

     (c) There shall not be in effect any Law of any Governmental Entity of competent jurisdiction, restraining, enjoining or otherwise preventing consummation of the transactions contemplated by this Agreement and no Governmental Entity shall have instituted any judicial or administrative proceeding which continues to be pending seeking any such Law;

     (d) The S-4 shall have been declared effective by the SEC and shall be effective at the Effective Time, and no stop order suspending effectiveness shall have been issued, no action, suit, proceeding or investigation by the SEC to suspend the effectiveness thereof shall have been initiated and be continuing, and all necessary approvals under state securities Laws or the Securities Act or Exchange Act relating to the issuance or trading of the Parent Common Stock shall have been received; and

     (e) The Parent Common Stock required to be issued hereunder shall have been approved for listing on the NYSE, subject only to official notice of issuance.

     SECTION 7.2 Conditions to the Obligations of Parent. The obligations of Parent to consummate the transactions contemplated by this Agreement are subject to the fulfillment at or prior to the Effective Time of each of the following additional conditions, any or all of which may be waived in whole or part by Parent to the extent permitted by applicable Law:

     (a) The representations and warranties of the Company contained herein or otherwise required to be made after the date hereof in a writing expressly referred to herein by or on behalf of the Company pursuant to this Agreement, to the extent qualified by materiality or Material Adverse Effect, shall have been true and, to the extent not so qualified, shall have been true in all material respects, in each case when made and on and as of the Closing Date as though made on and as of the Closing Date (except for representations and warranties made as of a specified date, which need be true, or true in all material respects, as the case may be, only as of the specified date).

     (b) The Company shall have performed or complied in all material respects with all agreements and conditions contained herein required to be performed or complied with by it prior to or at the time of the Closing.

     (c) The Company shall have delivered to Parent a certificate, dated the date of the Closing, signed by the President or any Vice President of the Company, certifying as to the fulfillment of the conditions specified in Sections 7.2(a) and 7.2(b).

     (d) Parent shall have received an opinion of its counsel, Cleary, Gottlieb, Steen & Hamilton, dated as of the Closing Date, in form and substance reasonably satisfactory to it, substantially to the effect that, on the basis of the facts and assumptions described in the opinion, the Merger constitutes a tax-free reorganization within the meaning of Section 368 of the Code. In rendering this opinion, counsel may require and rely upon representations and covenants including those contained herein and in certificates of officers of the Parent, the Company and others.

     (e) All authorizations, consents or approvals of a Governmental Entity (other than those specified in Section 7.1(b) hereof) required in connection with the execution and delivery of this Agreement and the performance of the obligations hereunder shall have been made or obtained, without any limitation, restriction or condition that has or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company (or an effect on Parent and its subsidiaries that, were such effect applied to the Company and its subsidiaries, would have or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company), except for such authorizations, consents or approvals, the failure of which to have been made or obtained does not and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company (or an effect on Parent and its subsidiaries that, were such effect applied to the Company and its subsidiaries, would have or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company).

     SECTION 7.3 Conditions to the Obligations of the Company. The obligations of the Company to consummate the transactions contemplated by this Agreement are subject to the fulfillment at or prior to the Effective Time of each of the following conditions, any or all of which may be waived in whole or in part by the Company to the extent permitted by applicable Law:

     (a) The representations and warranties of Parent contained herein or otherwise required to be made after the date hereof in a writing expressly referred to herein by or on behalf of Parent pursuant to this Agreement, to the extent qualified by a materiality or Material Adverse Effect, shall have been true and, to the extent not so qualified, shall have been true in all material respects, in each case when made and on and as of the Closing Date as though made on and as of the Closing Date (except for representations and warranties made as of a specified date, which need be true, or true in all material respects, as the case may be, only as of the specified date).

     (b) Parent shall have performed or complied in all material respects with all agreements and conditions contained herein required to be performed or complied with by it prior to or at the time of the Closing.

     (c) Parent shall have delivered to the Company a certificate, dated the date of the Closing, signed by the President or any Vice President of Parent, certifying as to the fulfillment of the conditions specified in Section 7.3(a) and 7.3(b).

     (d) The Company shall have received an opinion of its counsel, Paul, Weiss, Rifkind, Wharton and Garrison, dated as of the Closing Date, in form and substance reasonably satisfactory to it, substantially to the effect that, on the basis of the facts and assumptions described in the opinion, the Merger constitutes a tax-free reorganization within the meaning of Section 368 of the Code. In rendering this opinion, counsel may require and rely upon representations and covenants including those contained herein and in certificates of officers of the Parent, the Company and others.

                                  Article VIII

                         TERMINATION; AMENDMENT; WAIVER

     SECTION 8.1 Termination by Mutual Agreement. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the approval of the Merger by the Required Company Vote, by mutual written consent of the Company and Parent by action of their respective Boards of Directors.

     SECTION 8.2 Termination by Either Parent or the Company. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by action of the Board of Directors of either Parent or the Company if:

     (a) the Merger shall not have been consummated by June 30, 2000 (the "Termination Date"); provided, however, that if either Parent or the Company determines that additional time is necessary in connection with obtaining any consent, registration, approval, permit or authorization required to be obtained from any Governmental Entity, the Termination Date may be extended by Parent or the Company from time to time by written notice to the other party to a date not beyond September 30, 2000 if it in good faith believes such consent, registration, approval, permit or authorization can be obtained by such date;

     (b) the Required Company Vote shall not have been obtained at the Company Stockholder Meeting or at any adjournment or postponement thereof;

     (c) any Law permanently restraining, enjoining or otherwise prohibiting consummation of the Merger shall become final and non-appealable;

provided, that the right to terminate this Agreement pursuant to this Section
8.2 shall not be available to any party that has breached in any material respect its obligations under this Agreement in any manner that shall have proximately contributed to the failure of the Merger to be consummated.

     SECTION 8.3 Termination by the Company. (a) This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by action of the Company Board if (i) there is a breach by Parent of any representation, warranty, covenant or agreement contained in this Agreement that would give rise to a failure of a condition set forth in Section 7.3(a) or 7.3(b), which has not been cured (or is not capable of being cured) within 10 business days following receipt by Parent of written notice of such breach or
(ii) pursuant to Section 2.1(c) if, under the circumstances set forth in such Section, the Company has delivered a timely Termination Notice, provided that termination in accordance with this clause (ii) shall not be effective unless and until Parent has failed to deliver a timely Top-Up Intent Notice in accordance with Section 2.1(c).

     (b) This Agreement may be terminated and the Merger may be abandoned by the Company at any time before the Required Company Vote has been obtained if the Company Board shall elect to terminate this Agreement in order to recommend or approve a Superior Proposal; provided that (i) the Company has complied with all the terms of Section 6.5(b) and notified Parent in writing that it intends to terminate this Agreement in order to recommend or approve a Superior Proposal, attaching the most current version of such proposal to such notice, (ii) at any time after the third business day following written notification by the Company to Parent of the Company's intention to enter into a binding agreement with respect to such proposal, after taking into account any modifications to the transactions contemplated by the Agreement that Parent has then proposed in writing and not withdrawn, the Company Board has determined that such proposal is and continues to be a Superior Proposal and (iii) concurrently with the effectiveness of such termination, pays to Parent the termination fee due under
Section 8.5(b) (unless Parent has previously notified the Company of its election to defer such payment pursuant to Section 8.5(b)), it being understood that on the date of the effectiveness of such termination, whether or not prior to such effectiveness, the Company may enter into an agreement with respect to such Superior Proposal which agreement, if entered into prior to such effectiveness, must be conditioned upon the payment of the termination fee on the same date as provided herein. The termination under this Section 8.3(b) shall not be effective unless and until the termination fee has been paid in accordance with Section 8.5(b).

     SECTION 8.4 Termination by Parent. This Agreement may be terminated by Parent and the Merger may be abandoned by Parent at any time prior to the Effective Time if:

     (a) the Company Board, whether or not permitted to do so by this Agreement, shall have withdrawn or adversely modified its approval, or recommendation of this Agreement or the Merger, or shall have failed to call the Company Stockholders Meeting or to solicit proxies from its stockholders in connection therewith; or

     (b) there is a breach by the Company (i) of any of its obligations under
Section 6.5, or (ii) a breach by the Company of any representation, warranty, covenant or agreement contained in this Agreement would give rise to a failure of a condition set forth in Section 7.2(a) or 7.2(b), which (in the case of this clause (ii)) has not been cured (or is not capable of being cured) within 10 business days following receipt by the Company of written notice of such breach.

     SECTION 8.5 Effect of Termination and Abandonment. (a) In the event of termination of this Agreement and the abandonment of the Merger pursuant to this
Article VIII, this Agreement (other than this Section 8.5 and Sections 5.3(c),
6.13 and Article IX) shall become void and of no effect with no liability on the part of any party hereto (or of any of its directors, officers, employees, agents, legal and financial advisors or other representatives); provided, however, no such termination shall relieve any party hereto of any liability or damages resulting from any willful breach of any representation, warranty, covenant or agreement contained in this Agreement.

     (b) In the event that (i) this Agreement is terminated by the Company pursuant to Section 8.3(b) or (ii) an Acquisition Proposal shall have been made to the Company or any of its subsidiaries or any of its stockholders or any person shall have publicly announced an intention (whether or not conditional) to make an Acquisition Proposal with respect to the Company or any of its subsidiaries and thereafter this Agreement is terminated by either Parent or the Company pursuant to Section 8.2(a), 8.2(b), 8.4(a), 8.4(b)(i) or, in the case of a willful breach of covenant or agreement by the Company, 8.4(b)(ii) and within 12 months of such termination of this Agreement, any Acquisition Proposal by a third party is consummated by the Company, then, in the case of (i) or (ii), the Company shall pay Parent a termination fee of $25,000,000 in same-day funds, together with interest accrued thereon at a rate equal to the prime rate, as announced by Citibank, N.A. from time to time, plus 2% during the period commencing on the date the termination fee is first payable hereunder. The termination fee required to be paid pursuant to subsection (b)(i) shall be paid by the Company to Parent no later than (and as a condition to the effectiveness of) such termination or such later date to which Parent elects to defer payment hereunder. The termination fee required to be paid pursuant to subsection
(b)(ii) shall be paid by the Company to Parent not later than concurrently with such consummation of such Acquisition Proposal and such consummation shall be preceded by at least three business days advance notice by the Company to Parent. Notwithstanding the foregoing, (A) Parent may elect, by notice to the Company, to defer the payment of the termination fee from time to time for a period or periods of up to an aggregate of twelve months after the date such fee would otherwise be payable and (B) the termination fee shall cease to be payable immediately following any exercise by Parent of the Option under the Option Agreement.

     (c) The Company acknowledges that the agreements contained in Section 8.5(b) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent would not have entered into this Agreement; accordingly, if the Company fails to promptly pay the amount due pursuant to Section 8.5(b) and, in order to obtain such payment, Parent commences a suit which results in a judgment against the Company for the fee set forth in this Section 8.5, the Company shall pay to Parent its costs and expenses (including attorneys' fees) in connection with such suit.

     SECTION 8.6 Amendment. This Agreement may be amended by action taken by the Company and Parent at any time before or after approval of the Merger by the Required Company Vote but, after any such approval, no amendment shall be made which requires the approval of such stockholders under applicable Law without such approval. This Agreement may not be amended except by an instrument in writing signed on behalf of the parties hereto.

     SECTION 8.7 Extension; Waiver. At any time prior to the Effective Time, each party hereto may (i) extend the time for the performance of any of the obligations or other acts of the other party, (ii) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document, certificate or writing delivered pursuant hereto or (iii) waive compliance by the other party with any of the agreements or conditions contained herein. Any agreement on the part of either party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of either party hereto to assert any of its rights hereunder shall not constitute a waiver of such rights.

                                   Article IX

                                  MISCELLANEOUS

     SECTION 9.1 Nonsurvival of Representations and Warranties. None of the representations, warranties, covenants and agreements in this Agreement or in any exhibit, schedule or instrument delivered pursuant to this Agreement shall survive beyond the Effective Time. This Section 9.1 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

     SECTION 9.2 Entire Agreement; Assignment. (a) This Agreement (including the schedules) constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

     (b) Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by operation of Law (including, but not limited to, by merger or consolidation) or otherwise; provided, however, that Parent may assign, in its sole discretion, any or all of its rights, interests and obligations under this Agreement to Merger Sub or any direct wholly owned subsidiary of Parent, but no such assignment shall relieve Parent of its obligations hereunder if such assignee does not perform such obligations. Any assignment in violation of the preceding sentence shall be void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

     SECTION 9.3 Notices. All notices, requests, instructions or other documents to be given under this Agreement shall be in writing and shall be deemed given,
(i) five business days following sending by registered or certified mail, postage prepaid, (ii) when sent if sent by facsimile; provided that the fax is promptly confirmed by telephone confirmation thereof, (iii) when delivered, if delivered personally to the intended recipient and (iv) one business day following sending by overnight delivery via a national courier service, and in each case, addressed to a party at the following address for such party:

        if to Parent to:      The Interpublic Group of Companies, Inc.
                              1271 Avenue of the Americas
                              New York, New York 10020
                              Attention: Nicholas J. Camera
                              Facsimile: (212) 399-8119

       with a copy to:        Cleary, Gottlieb, Steen & Hamilton
                              One Liberty Plaza
                              New York, New York 10006
                              Attention: Barry M. Fox
                              Facsimile: (212) 225-3999

       if to the Company, to: NFO Worldwide, Inc.
                              2 Pickwick Plaza
                              Greenwich, Connecticut 06840
                              Attention:  Chief Financial Officer
                              Facsimile: (203) 629-8885

      with a copy to:         Paul, Weiss, Rifkind, Wharton & Garrison
                              1285 Avenue of the Americas
                              New York, New York 10019
                              Attention: James M. Dubin
                              Facsimile: (212) 373-2393

or to such other address as the person to whom notice is given may have previously furnished to the other in writing in the manner set forth above.

     SECTION 9.4 Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of New York (except to the extent that provisions of the DGCL are mandatorily applicable), without giving effect to the choice of Law principles thereof.

     SECTION 9.5 Descriptive Headings. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

     SECTION 9.6 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and its successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

     SECTION 9.7 Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

     SECTION 9.8 Enforcement; Jurisdiction. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States located in the State of New York or in New York state court, this being in addition to any other remedy to which they are entitled at Law or in equity. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any federal court located in the State of New York or any New York state court in the event any dispute arises out of this Agreement or any of the transactions contemplated hereby, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated hereby in any court other than a federal or state court sitting in the State of New York.

     SECTION 9.9 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

     SECTION 9.10 Interpretation. (a) The words "hereof," "herein" and "herewith" and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, section, paragraph, exhibit and schedule references are to the articles, sections, paragraphs, exhibits and schedules of this Agreement unless otherwise specified. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." All terms defined in this Agreement shall have the defined meanings contained herein when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such terms. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time, amended, qualified or supplemented, including (in the case of agreements and instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and all attachments thereto and instruments incorporated therein. References to a person are also to its permitted successors and assigns.

     (b) The phrase "made available" in this agreement shall mean that the information referred to has been actually delivered to the party to whom such information is to be made available.

     (c) The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

     SECTION 9.11 Definitions. (a) "Acquisition Proposal" means an inquiry, offer or proposal regarding any of the following (other than the transactions contemplated by this Agreement) involving the Company or any of its subsidiaries: (i) any merger, consolidation, share exchange, recapitalization, business combination or other similar transaction; (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of all or substantially all the assets of the Company and its subsidiaries, taken as a whole, in a single transaction or series of related transactions; (iii) any tender offer or exchange offer for 20 percent or more of the outstanding Shares or the filing of a registration statement under the Securities Act in connection therewith; or (iv) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

     (b) "beneficial ownership" or "beneficially own" shall have the meaning provided in Section 13(d) of the Exchange Act and the rules and regulations thereunder.

     (c) "know" or "knowledge" means, with respect to any party, the knowledge of such party's executive officers after due inquiry, including inquiry of such party's counsel and other officers or employees of such party responsible for the relevant matter.

     (d) "Material Adverse Effect" means with respect to any entity, any change, circumstance or effect that, individually or in the aggregate with all other changes, circumstances and effects, is or is reasonably likely to be materially adverse to (i) the assets, properties, condition (financial or otherwise), or results of operations of such entity and its subsidiaries taken as a whole or
(ii) the ability of such party to consummate the transactions contemplated by this Agreement; provided that, with respect to the Company, the occurrence of the events or circumstances referenced in Section 9.11(d) of the Company Disclosure Schedule shall not constitute a Material Adverse Effect; and provided further that any changes, circumstances or effects resulting solely from, and consistent with, changes in the economy generally shall not constitute a Material Adverse Effect. For the avoidance of doubt, a Material Adverse Effect shall not include any action, suit or proceeding instituted by a non-Governmental Entity that seeks to, but does not actually, restrain, enjoin or otherwise prevent consummation of any transaction contemplated by this Agreement.

     (e) "person" means an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization, other entity or group (as defined in the Exchange Act).

     (f) "subsidiary" means, when used with reference to any entity, any corporation or other organization, whether incorporated or unincorporated, (i) of which such party or any other subsidiary of such party is a general or managing partner or (ii) the outstanding voting securities or interests of, which having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization, is directly or indirectly owned or controlled by such party or by any one or more of its subsidiaries (for the avoidance of doubt, the Company acknowledges and agrees that InsightExpress, L.L.C. is a subsidiary of the Company for purposes of this Agreement).

                            [signature page follows]

     IN WITNESS WHEREOF, each of the parties has caused this Agreement to be duly executed on its behalf as of the day and year first above written.

                                   THE INTERPUBLIC GROUP OF COMPANIES, INC.



                                   By: /s/ Nicholas J. Camera
                                       ----------------------
                                       Name: Nicholas J. Camera
                                       Title: Vice President



                                   NFO WORLDWIDE, INC.



                                   By: /s/ Patrick G. Healy
                                       ---------------------
                                        Name: Patrick G. Healy
                                        Title: Chief Financial Officer

                                                                       Exhibit A


                  [FORM OF COMPANY AFFILIATE LETTER TO PARENT]

                                     [Date]


[Parent]
[Address]

Dear Sir/Madam:

     Reference is made to the provisions of the Agreement and Plan of Merger, dated as of ______ (together with any amendments thereto, the "Merger Agreement"), between [insert name], a Delaware corporation (the "Company"), and [insert name], a Delaware corporation ("Parent"), pursuant to which Merger Sub will be merged with and into the Company, with the Company continuing as the surviving corporation (the "Merger"). This letter constitutes the undertakings of the undersigned contemplated by the Merger Agreement, as is being furnished pursuant to Section 6.12 thereto.

     I understand that I may be deemed to be an "affiliate" of the Company, as such term is defined for purposes of paragraphs (c) and (d) of Rule 145 ("Rule 145") promulgated under the Securities Act of 1933, as amended (the "Securities Act"). Execution of this letter shall not be construed as an admission of "affiliate" status nor as a waiver of any rights that I may have to object to any claim that I am an "affiliate" on or after the date of this letter.

     If in fact I were to be deemed an "affiliate" of the Company under paragraphs (c) and (d) of Rule 145, my ability to sell, transfer or otherwise dispose of any shares of the common stock, par value $0.01 per share, of Parent (the "Parent Shares") received by me in exchange for any shares of common stock, par value $0.01 per share, of the Company (the "Company Shares") pursuant to the Merger may be restricted.

     I hereby represent, warrant and covenant to Parent that:

     I will not sell, pledge, transfer or otherwise dispose of any of the Parent Shares except (i) pursuant to an effective registration statement under the Securities Act, or (ii) as permitted by, and in accordance with, Rule 145 or another applicable exemption under the Securities Act and the rules and regulations promulgated thereunder;

     I will not (i) sell, pledge, transfer or otherwise dispose of any Company Shares during the 30-day period prior to the Effective Time (as defined in the Merger Agreement) or (ii) sell or otherwise reduce my risk (within the meaning of the Securities and Exchange Commission's Financial Reporting Release No. 1., "Codification of Financial Reporting Policies", Section 201.01 47 F.R. 21028 (April 15, 1982)) relative to any Parent Shares until after such time as consolidated financial results (including combined sales and net income) covering at least 30 days of post-merger combined operations of Parent and the Company have been published by Parent, except as permitted by Staff Accounting Bulletin No. 76 issued by the Securities and Exchange Commission; and

     I have not knowingly taken and will not knowingly take or agree to take any action that would prevent the Merger from qualifying, or being accounted for, as a "pooling of interests."

     I hereby acknowledge that Parent is under no obligation to register the sale, transfer, pledge or other disposition of the Parent Shares or to take any other action necessary for the purpose of making an exemption from registration available.

     I understand that Parent will issue stop transfer instructions to its transfer agents with respect to the Parent Shares and that a restrictive legend will be placed on certificates delivered to me evidencing the Parent Shares in substantially the following form:

         "This certificate and the shares represented hereby have been issued pursuant to a transaction governed by Rule 145 ("Rule 145") promulgated under the Securities Act of 1933, as amended (the "Securities Act"), and may not be sold or otherwise disposed of unless registered under the Securities Act pursuant to a Registration Statement in effect at the time or unless the proposed sale or disposition can be made in compliance with Rule 145 or without registration in reliance on another exemption therefrom. Reference is made to that certain letter agreement, dated [Date], between the holder of this certificate and the issuer of this security (a copy of which is on file in the principal office of such issuer) which contains further restrictions on the transferability of the shares represented hereby."

     The term Parent Shares as used in this letter shall mean and include not only the common stock of Parent as presently constituted, but also any other stock which may be issued in exchange for, in lieu of, or in addition to, all or any part of such Parent Shares.

     I agree that, from time to time, at Parent's reasonable request and without further consideration, I shall execute and deliver such additional documents and shall use my reasonable best efforts to take all such further lawful action as may be reasonably necessary or desirable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by the Merger Agreement.

     I hereby acknowledge that Parent and its independent public accountants will be relying upon this letter in connection with the determination that the Merger will qualify and be accounted for as a "pooling of interests", and that I understand the requirements of this letter and the limitations imposed upon the transfer, sale or other disposition of the Company Shares and the Parent Shares.

                                                     Very truly yours,



                                                     Name:

                                                                       Exhibit B

                  [FORM OF PARENT AFFILIATE LETTER TO COMPANY]

                                     [Date]

[Company]
[Address]

Dear Sir/Madam:

     Reference is made to the provisions of the Agreement and Plan of Merger, dated as of ______(together with any amendments thereto, the "Merger Agreement"), between [insert name], a Delaware corporation (the "Company"), and [insert name], a Delaware corporation ("Parent"), pursuant to which Merger Sub will be merged with and into the Company, with the Company continuing as the surviving corporation (the "Merger"). This letter constitutes the undertakings of the undersigned contemplated by the Merger Agreement, as is being furnished pursuant to Section 6.12 thereto.

     I hereby represent, warrant and covenant to the Company that:

     I will not (i) sell, pledge, transfer or otherwise dispose of any shares of common stock, par value $0.01 per share, of the Company ("Company Shares") during the 30-day period prior to the Effective Time (as defined in the Merger Agreement) or (ii) sell or otherwise reduce my risk (within the meaning of the Securities and Exchange Commission's Financial Reporting Release No. 1., "Codification of Financial Reporting Policies", Section 201.01 47 F.R. 21028 (April 15, 1982)) relative to any shares of common stock, par value $0.01 per share, of Parent ("Parent Shares") until after such time as consolidated financial results (including combined sales and net income) covering at least 30 days of post-merger combined operations of Parent and the Company have been published by Parent, except as permitted by Staff Accounting Bulletin No. 76 issued by the Securities and Exchange Commission; and

     I have not knowingly taken and will not knowingly take or agree to take any action that would prevent the Merger from qualifying, or being accounted for, as a "pooling of interests".

     The term Parent Shares as used in this letter shall mean and include not only the common stock of Parent as presently constituted, but also any other stock which may be issued in exchange for, in lieu of, or in addition to, all or any part of such Parent Shares.

     I agree that, from time to time, at Parent's reasonable request and without further consideration, I shall execute and deliver such additional documents and shall use my reasonable best efforts to take all such further lawful action as may be reasonably necessary or desirable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by the Merger Agreement.

     I hereby acknowledge that the Company and its independent public accountants will be relying upon this letter in connection with the determination that the Merger will qualify and be accounted for as a "pooling of interests", and that I understand the requirements of this letter and the limitations imposed upon the transfer, sale or other disposition of Parent Shares.

                                                     Very truly yours,



                                                     Name: